UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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EVERCORE INC.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 11, 2018

The Annual Meeting of Stockholders of Evercore Inc. (“Evercore”) will be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, on June 11, 2018, at 9:00 a.m., local time:

Agenda and Board Recommendations
Proposal	Board Voting Recommendation
1. Election of the 11 nominees named in this proxy statement to serve on our Board of Directors until the 2019 annual meeting	FOR each nominee
2. Non-binding, advisory vote to approve executive compensation of our named executive officers	FOR
3. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2018	FOR

We will also act on any other business as may properly come before our Annual Meeting of Stockholders or any adjournments or postponements thereof. Our Board of Directors has fixed the close of business on April 23, 2018 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and any adjournments or postponements of that meeting.

Along with the attached Proxy Statement for the Annual Meeting of Stockholders, we are enclosing our 2017 Annual Report to Stockholders, which includes our financial statements.

BY ORDER OF THE BOARD OF DIRECTORS
Jason Klurfeld Corporate Secretary April 27, 2018

IT IS IMPORTANT THAT YOU CAREFULLY READ YOUR PROXY STATEMENT AND VOTE.

VIA THE INTERNET Visit the website listed on your proxy card	BY TELEPHONE Call the telephone number listed on your proxy card	IN PERSON Attend the annual meeting (see page 14 for more information)	BY MAIL Mail in a completed proxy card

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2018: The Notice of Annual Meeting, Proxy Statement, Form of Proxy and 2017 Annual Report to Stockholders are also available at www.proxyvote.com.

PROXY SUMMARY	1

GENERAL INFORMATION	8

PROXY SUMMARY

This summary highlights certain information and is intended to assist you in reviewing the proposals. You should read the entire Proxy Statement carefully before voting. Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares promptly.

In this Proxy Statement, unless the context requires otherwise, the “Company” or “Evercore” refers to Evercore Inc. and “we,” “us” or “our” all refer to Evercore and its subsidiaries. For ease of reference, we have included definitions of the abbreviations, capitalized terms and other terms frequently used in this Proxy Statement in the Glossary of Key Defined Terms beginning on page 70.

2018 Annual Meeting Information

Date and Time	Place	Record Date	Admission
9:00 a.m., local time Monday, June 11, 2018	Simpson Thacher & Bartlett LLP offices located at: 425 Lexington Avenue, New York, New York 10017	April 23, 2018	Photo identification and proof of ownership as of the record date are required to attend the Annual Meeting

For additional information about our Annual Meeting, including the proof of ownership you will need to provide if your shares are held in the name of a bank, broker or other holder of record see “What do I need to do if I want to attend the Annual Meeting?” on page 14 of the Proxy Statement.

Matters to be Voted on at our 2018 Annual Meeting

Agenda and Board Recommendations
Proposal	Board Voting Recommendation	Page Reference (for more detail)
1. Election of the 11 nominees named in this proxy statement to serve on our Board of Directors until the 2019 annual meeting	FOR each nominee	17
2. Non-binding, advisory vote to approve executive compensation of our named executive officers	FOR	63
3. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2018	FOR	68

We highly value the faith that our investors have placed in us, and take seriously our obligations as fiduciaries. As of December 31, 2017, our employees owned approximately 30% of our outstanding shares on a fully diluted basis, aligning their interests with those of our unaffiliated stockholders. We delivered record net revenues, net income attributable to Evercore and earnings per share for 2017, on both a U.S. GAAP and Adjusted basis, driving continued value enhancement for our stockholders as demonstrated by our one-year TSR of 33%, three year TSR of 83% and five year TSR of 231%.

As discussed throughout our Compensation Discussion and Analysis beginning on page 39 of this proxy statement, in determining NEO compensation for 2017, our Compensation Committee considered, among other strategic accomplishments, the strong financial results achieved by the Company in 2017 and the value created and capital returned to our stockholders, including through dividends and repurchases during 2017. Also, in determining executive compensation we took into account the promotion of and adherence to our core values, which are critical to our reputation.

Consistently Delivering Strong Financial Results

Record Adjusted Net Revenues* of $1.626 billion	Record Adjusted Earnings Per Share* of $5.45

Creating Value for Stockholders

Our 1-year, 3-year and 5-year TSR continue to demonstrate the long-term positive growth in our share price, outperforming key indices and, on average, our most direct competitors during 2017 and over the longer term

1-Year TSR	3-Year TSR	5-Year TSR

*	Adjusted Net Revenues and Adjusted Earnings Per Share are non-GAAP measures. See Annex A for a reconciliation to U.S. GAAP amounts.

**	Peer Group includes (i) for 1-Year TSR, Moelis & Company, Houlihan Lokey, PJT Partners, Lazard and Greenhill, (ii) for 3-Year TSR, Moelis & Company, Lazard and Greenhill and (iii) for 5-Year TSR, Lazard and Greenhill, calculated 12/31 to 12/31, assuming reinvestment of dividends. Houlihan Lokey, PJT Partners and Moelis & Company are excluded from the 3- and 5- Year TSR Peer Groups, as applicable, because each such entity was not publicly traded over the duration of the relevant measurement period.

Record Adjusted Net Revenues* of $1.626 billion Record Adjusted Earnings Per Share* of $5.45 1-Year TSR 3-Year TSR 5-Year TSR

Returning Significant Capital to Stockholders

We returned $361.3 million to our stockholders during 2017 through dividends and repurchases of approximately 3.9 million shares of common stock and LP units at an average price of $75.02

2017 Compensation Highlights

Our pay-for-performance compensation program is designed to reward performance and align the long-term interests of our executives with those of our stockholders. The following summarizes 2017 compensation determinations and also highlights key components of our executive compensation program, each as discussed in more detail in the Compensation Discussion and Analysis, beginning on page 39 of this proxy statement.

Performance-Based Compensation

✓	Performance Drives Changes in Pay. Compensation is linked to the performance of Evercore and our executives’ individual performance, motivating our executive leadership to conduct the business in a manner that produces superior results over the long-term.

✓	Increase in CEO Compensation Compared to Performance. The growth in our CEO compensation has consistently lagged behind the growth in our key operating metrics. For example, annual incentive compensation for our CEO’s performance in 2017 increased 8.3% from 2016, as compared to Adjusted Net Revenues* and Adjusted EPS*, which increased 14% and 26% as compared to 2016, respectively, while our TSR outperformed the S&P 500 (Financials) over that period and, on average, our publicly traded independent peers.

✓	No Guaranteed Bonuses. We do not provide guaranteed bonuses to any of our NEOs.

✓	No Change in Base Salaries. We have not increased base salaries for our NEOs since they joined us, and base salary continues to represent a minority of total annual compensation.

Stockholder Alignment

✓	Equity-Based Compensation Included in Bonus, Not Additional to Bonus. Our Compensation Committee determines the amount of incentive compensation to be awarded to our NEOs, with the mix of cash and RSUs determined subsequently.

✓	50% of 2017 Bonus Delivered in RSUs Subject to Four Year Deferral. RSUs granted to our NEOs as a component of 2017 annual bonus are unvested and are delivered over four years, which is consistent with market practice, and enhances ongoing alignment with our stockholders.

*Adjusted Net Revenues and Adjusted Earnings Per Share are non-GAAP measures. See Annex A for a reconciliation to U.S. GAAP amounts.

$65.0 M in dividends in common + $296.3 M in common stock and LP unit repurchases = $361.3 M returned to stockholders

✓	Offset Equity Award Dilution. We monitor the potentially dilutive impact of the equity component of our compensation program and seek to offset that impact entirely through stock repurchases.

✓	Equity Ownership Guidelines and Significant Equity Ownership by NEOs. Each of our NEOs holds a meaningful amount of equity in our Company and meets the formal equity ownership guidelines applicable to such NEO.

✓	No Hedging or Pledging. All employees, including our NEOs, are prohibited from hedging their equity securities, and in 2017 we adopted an anti-pledging policy prohibiting directors and executive officers from pledging their equity without Compensation Committee approval.

Accountability to Stockholders

✓	Move to Annual Say on Pay Vote. At last year’s annual meeting, we provided our stockholders with an advisory vote as to how often the Company should hold its Say on Pay vote. Our Board recommended, and the majority of our stockholders voted in favor of, an annual vote. Accordingly, we intend to continue to hold an advisory vote each year on our executive compensation program until the next stockholder advisory vote on its frequency, which we expect will occur at our 2022 annual meeting.

✓	New Clawback Policy. In 2017, we adopted a clawback policy providing for the recapture of incentive compensation awarded to SMDs in the event of misconduct by that SMD or a restatement of the financial results of the Company due to material noncompliance with financial reporting requirements.

✓	Majority Voting Resignation Policy. In 2017, we adopted a majority voting resignation policy, providing that a director that receives the support of less than a majority of votes cast must tender his or her resignation, which our Board will then determine whether to accept.

✓	2017 Say on Pay Results and Related Stockholder Engagement. As discussed below, our 2017 Say on Pay vote received stockholder approval at the 54% level. As a result, we actively engaged in 2017 with our stockholders. Based on the feedback we received, we determined to further explain the structure and rationale behind Mr. Weinberg’s one-time sign-on awards.

2017 Say on Pay Vote

Solid Historical Say on Pay Support Reflects Linkage Between Corporate Performance and Pay

Prior to 2017, our stockholders have consistently and overwhelmingly supported our overall executive compensation program. We believe this support is due to the Company’s exemplary business performance and a close alignment between performance and pay. In 2014, when we held our last Say on Pay vote preceding that of 2017, over 95% of our stockholders supported our Say on Pay proposal. With the exception of the one-time sign-on awards granted to Mr. Weinberg, which were tied directly to Mr. Weinberg’s recruitment and commencement of employment at the firm, our executive compensation program had not changed in any material way since 2014.

2017 Say on Pay Vote 2017 Say on Pay Vote Stockholder Engagement Response to Stockholder Concerns Enhanced Disclosure Continued Engagement & Assessment

Stockholder Engagement and Feedback

We viewed the results of our 2017 Say on Pay vote as an indication that we needed to further explain the structure and rationale behind Mr. Weinberg’s awards. We engaged in stockholder outreach during 2017, reaching out to stockholders representing more than two-thirds of our outstanding shares held by unaffiliated stockholders and meeting with stockholders representing more than half of our outstanding shares held by unaffiliated stockholders, as well as ISS and Glass Lewis, to discuss feedback on our executive compensation program, financial performance, corporate governance initiatives and other matters.

We received the following key feedback from our stockholders:

✓	Desire for additional information regarding the structure and rationale for Mr. Weinberg’s one-time sign-on awards – particularly, regarding the possible adjustments applicable to his cash award.

✓	Appreciation of the strategic rationale for the addition of Mr. Weinberg, a proven leader who has already played a significant role in advancing our strategy.

✓	Understanding of the costs and benefits of investing in talent, especially at the most senior levels.

✓	Support of our continued focus on alignment of pay and performance.

✓	Support for our commitment to stockholder engagement and our response to feedback, including by incorporating new corporate governance best practices in 2017, such as our clawback and director resignation policies.

✓	Recognition of our consistent performance and demonstrated commitment to creating stockholder value over the long term.

Structure and Rationale Behind Mr. Weinberg’s One-Time Sign-on Awards

The key factors considered by our Compensation Committee in structuring Mr. Weinberg’s one-time sign-on awards are outlined below.

✓	Replacement for Forfeited Compensation. The vast majority, approximately 75%, of these one-time sign-on awards were intended to replace deferred compensation (a portion of which was variable) from Mr. Weinberg’s previous employer that was at risk of forfeiture as a result of joining Evercore, based on estimates of the forfeited awards at the time of hire. Because the value of a portion of the forfeited awards was variable, the Compensation Committee reserved discretion to adjust the payments under the cash award. Awarding replacement compensation is a customary practice among our peers and within the financial services industry, and doing so is essential to recruiting top talent, especially at the most senior level. The remaining approximately 25% of these one-time sign-on awards were granted as part of the recruitment of Mr. Weinberg and were designed as an enticement for Mr. Weinberg to join Evercore.

✓	Strong Pay for Performance Alignment. The Compensation Committee structured Mr. Weinberg’s awards (including the portion replacing his forfeited deferred compensation) to provide a long-term equity-linked performance incentive upon grant: 100% of the sign-on awards are subject to delayed vesting, with a significant portion scheduled to vest in 2022 or later. These terms reflect the long-term nature of Mr. Weinberg’s commitment to the firm.

✓

One-Time in Nature. As the name implies, Mr. Weinberg’s sign-on awards are one-time in nature and were issued in connection with his recruitment. The sign-on awards were not intended to replace his annual incentive bonus, and it is expected that any additional incentive compensation he receives will be as part of the normal annual incentive compensation process, which is structured to compensate our executives and align their long term interests with those of our stockholders in furtherance of a pay for performance philosophy.

✓	No Guaranteed Bonus. Mr. Weinberg, consistent with our normal annual incentive compensation practice, is not guaranteed any future bonuses and any future bonuses that he receives will be tied to his performance and the performance of the Company. In addition, a significant portion of his annual bonus will be in the form of equity that is subject to a four-year vesting period, which is consistent with market practice. Some investors questioned whether any annual bonus was required for Mr. Weinberg given the size of his one-time sign-on awards. As noted above, Mr. Weinberg’s one-time sign-on awards were intended to replace compensation he forfeited as a result of joining Evercore and entice him to join Evercore. The Compensation Committee believes annual discretionary bonus compensation is consistent with market standards and appropriate in Mr. Weinberg’s case, as any such amounts would be awarded in line with the firm’s established compensation philosophy which has been effective in paying for performance and consistently supported by our stockholders.

An Investment in Continued Growth, Superior Results and Increasing Value

✓	Planning for the Future. As a human-capital business, our revenue and profits are inexorably tied to the quality and motivation of our people. The Board evaluated potential candidates to be a part of our expanded leadership for several years and believes Mr. Weinberg is the right person as a proven investment banking leader, deal maker and trusted advisor to business leaders.

✓	Contributions Driving Demonstrated Results. Mr. Weinberg has already played a significant role in helping to shape our strategy, focus our efforts and win key mandates. He has contributed to making significant investments in the business through the recruitment of additional senior talent, including helping to increase our Advisory sector coverage in such areas as industrials and consumer and retail. During Mr. Weinberg’s first full year with Evercore, our Advisory revenues for 2017 increased 21% versus the prior year, on both a U.S. GAAP and Adjusted basis, and we have gained market share among publicly reporting bulge bracket and independent firms. Together with Messrs. Altman and Schlosstein, Mr. Weinberg will continue to actively develop strategic priorities for the firm and position Evercore to compete in the marketplace.

Governance and Leadership Highlights

The following are highlights of our governance and leadership practices that are discussed further under “Corporate Governance” and “Director Compensation” on page 31 and 37, respectively.

Director Nominee Tenure	Director Nominee Independence

✓	Our Chairman and CEO positions are split, and we have a lead independent director who presides over meetings of our non-management directors.

✓	73% of our nominees for director have been determined to be independent under the applicable NYSE rules and company guidance and 100% of our committee members are independent.

✓	We added two new directors, Ellen V. Futter and Sarah K. Williamson, bringing fresh perspectives to balance and complement the institutional knowledge of our longer tenured directors.

✓	We refreshed the membership of our Compensation Committee by appointing two new independent directors, Sarah K. Williamson and William J. Wheeler, and of our Audit Committee by appointing one new independent director, Sarah K. Williamson.

✓	Our average director nominee tenure is less than 6 years and median director nominee tenure is 4 years.

✓	Our Board performs an annual self-evaluation, during which it considers issues of structure, leadership and oversight needs and skills to guide the company in executing its long-term strategic objectives.

✓	Our non-management directors meet regularly without management present.

✓	Each of our directors attended over 80% of their Board and Committee meetings.

✓	A substantial portion of director compensation is paid in equity.

✓	Our directors are subject to Equity Ownership Guidelines, which align their interests with those of our stockholders.

✓	We adopted a majority voting resignation policy in April 2017, providing that a director that receives the support of less than a majority of votes cast must tender his or her resignation, which the board will then determine whether to accept.

Director Nominee Tenure > 8 years 5 - 8 years 5.18 years average < 5 years Director Nominee Independence 73 % independent

GENERAL INFORMATION

Why am I receiving this Proxy Statement?

The Board is soliciting proxies for our 2018 Annual Meeting of Stockholders, and we will bear the cost of this solicitation. You are receiving a Proxy Statement because you owned shares of our Class A common stock and/or our Class B common stock as of the close of business on April 23, 2018, the record date. Your ownership of shares on that date entitles you to vote at our Annual Meeting. By using the attached proxy card or voting instruction card from your broker or other intermediary, you are able to vote whether or not you attend our Annual Meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision when you do vote.

What will I be voting on?

You will be voting:

•	to elect the eleven director nominees identified in this Proxy Statement;

•	to approve, on an advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement;

•	to ratify the selection of Deloitte & Touche LLP (“Deloitte”), on an advisory basis, as our independent registered public accounting firm for 2018; and

•	to transact such other business as may properly come before our Annual Meeting or any adjournments or postponements thereof.

What are the Board’s recommendations?

Our Board recommends:

•	a vote FOR the election of each of Roger C. Altman, Richard I. Beattie, Ellen V. Futter, Gail B. Harris, Robert B. Millard, Willard J. Overlock, Jr., Sir Simon M. Robertson, Ralph L. Schlosstein, John S. Weinberg, William J. Wheeler and Sarah K. Williamson to serve as directors until the next Annual Meeting or until their successors are duly elected and qualified;

•	a vote FOR the approval of the advisory resolution approving the compensation of our NEOs as disclosed in this Proxy Statement; and

•	a vote FOR the ratification of the selection of Deloitte as our independent registered public accounting firm for 2018.

How do I vote?

You can vote either in person at our Annual Meeting or by proxy without attending our Annual Meeting. To vote by proxy you may vote by telephone, on the internet or through the mail as follows, which instructions are also set forth on your proxy card:

•	Vote by Internet—www.proxyvote.com: Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

•	Vote by Phone—1-800-690-6903: Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

•	Vote by Mail: Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received no later than the day before the meeting date.

We urge you to vote by proxy even if you plan to attend our Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the Annual Meeting and so your vote will be counted if you later decide not to attend the Annual Meeting. If you are voting by mail, you should follow the instructions set forth on the proxy card, being sure to complete it, to sign and date it and to mail it in the enclosed postage-paid envelope. If you attend the Annual Meeting in person, you may vote at the meeting and your previously delivered proxy will not be counted.

If your shares are held through a bank, broker or other holder of record (that is, in “street name”), please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do in order to vote your shares. If you want to vote in person, you must obtain a legal proxy from your bank, broker or other holder of record and bring it to the meeting. Please also see the information under “—What do I need to do if I want to attend the Annual Meeting?”.

What is the difference between holding shares as a stockholder of record and as a beneficial owner or street name holder?

If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are considered, with respect to those shares, the “stockholder of record.” We have sent the notice of Annual Meeting, Proxy Statement, Annual Report and proxy card directly to you.

If your shares are held in a stock brokerage account or by a bank, broker or other holder of record, you are considered the “beneficial owner” of shares held in street name. The notice of the Annual Meeting, the Proxy Statement, the Annual Report and a voting instruction card have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

What type of financial information is used in this Proxy Statement?

The Evercore financial measures in this Proxy Statement are those prepared in accordance with U.S. GAAP, unless they are designated as “non-GAAP measures,” in which case a reconciliation to the U.S. GAAP numbers is included in Annex A.

How does Evercore’s corporate structure impact Evercore’s share count and vote calculation?

The diagram on page 11 depicts our organizational structure. Our structure is similar to an umbrella partnership real estate investment trust, or UPREIT structure, which is common in the real estate sector and with human capital-intensive businesses which have gone public.

Our SMDs and certain other individuals and entities who contributed assets in connection with their joining us hold some of their equity in limited partnership units and interests issued by Evercore LP, a Delaware limited partnership. These include Class A units, Class E units, Class I-P units (which may convert into Class I units), Class J units and Class K-P units (which may convert to Class K units) in Evercore LP.

Class A, Class E, Class I and Class K units of Evercore LP are exchangeable, at the discretion of the unit holder and without the payment of any consideration, on a one-for-one basis for shares of our Class A common stock, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

Class G interests converted into Class E units on February 15 of each of 2016, 2017 and 2018. There are no longer any Class G interests outstanding. Class H interests converted into Class J units on July 26,

2017. There are no longer any Class H interests outstanding. Class J units convert on specified dates from February 15, 2018 through February 15, 2020 into a number of Class E units.

The Class I-P units (which are held by Mr. Weinberg) generally convert, on March 1, 2022, into a number of Class I units, subject to the participant’s continued service with the Company and the achievement of stock price targets (which Class I units will, in turn, be exchangeable for Class A common stock as noted above). These stock price targets have been achieved.

The Class K-P units generally convert, on specified vesting dates, into a number of Class K units, subject to the participant’s continued service with the Company and the achievement of certain specified performance conditions (which Class K units will, in turn, be exchangeable for Class A common stock as noted above). The performance conditions applicable to the outstanding Class K-P units have not yet been achieved.

Generally, all holders of Class A units, Class E units, Class I units, Class I-P units, Class J units, Class K units and Class K-P units (collectively, “Voting Units”), other than the Company, have the same voting rights as holders of Class A common stockholders through the ownership of our Class B common stock, which entitles each holder to one vote for each unit held by such holder. Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

The Class B common stock has no economic rights. The Company funds dividends to holders of our Class A common stock by causing Evercore LP to make distributions to its partners, including the Company. Evercore LP makes pro-rata distributions to its partners based on their interest in Evercore LP concurrently with Evercore LP distributions to the Company (provided that holders of Class J interests are entitled to extraordinary distributions but not regular distributions, holders of Class I-P and Class K-P units are not entitled to regular or extraordinary distributions, and all distributions on unvested units and interests are held in reserve and paid out only upon vesting).

Thus, holders of Voting Units, through the combination of Class B common stock of Evercore and LP units, generally have similar equity interests as if they held an equivalent number of shares of Class A common stock.

Because of our corporate structure and for the reasons stated above, we view our share count as including Voting Units for voting purposes, and include these units when we calculate total shares and share equivalents for voting purposes. Unless indicated otherwise, where we use the terms voting power, votes outstanding, votes cast or other similar terms, such terms should be read to include both the number of shares of Class A common stock outstanding and the number of votes associated with Class B common stock, which is generally equal to the number of Voting Units. As of April 23, 2018, the record date for our Annual Meeting, a combined total of 47,707,268 shares of Class A common stock and Class B common stock are entitled to vote.

ORGANIZATIONAL STRUCTURE

What is our voting share count?

As of April 23, 2018, the record date for our Annual Meeting, our voting share count was as follows:*

Shares of Class A common stock outstanding	40,724,371
Evercore LP Class A limited partnership units outstanding	2,886,655
Evercore LP Class E limited partnership units outstanding	2,335,495
Evercore LP Class J limited partnership units outstanding	1,296,755
Evercore LP Class I-P limited partnership units outstanding	400,000
Evercore LP Class K-P limited partnership units outstanding	63,992

Total voting shares and units	47,707,268

RSUs outstanding	6,532,430

Total outstanding RSUs and voting shares and units on a fully diluted basis	54,239,698

*	As of April 23, 2018, no Evercore LP Class I units or Class K units were outstanding. Since last year’s annual meeting, holders of Class E units and Class J units have received shares of Class B common stock entitling them to vote.

What constitutes a quorum?

The holders of a majority of voting power of the issued and outstanding shares of Class A common stock and Class B common stock (which is generally equal to the number of Voting Units) entitled to vote must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are

ORGANIZATIONAL STRUCTURE Class A Common Stock (publicly traded) Class B Common Stock Non-economic interests; voting rights based on holder’s ownership of Evercore LP Class A, E, J, I, I-P, K and K-P Units Ever core Inc. (EVR) (Delaware Corporation) General Partnership Units Equal in number to shares of Class A Common Stock outstanding. Limited Partnership Units and Interests Held by current and former employees and described on pages 9 - 10 above. Evercore LP (Delaware Partnership) Operating Entities counted as present and entitled to vote for purposes of determining a quorum. Shares represented by broker non-votes (as defined below) also are counted as present and entitled to vote for purposes of determining a quorum. However, if you hold your shares in street name and do not provide voting instructions to your bank, broker or other holder of record, under current NYSE rules, Proposals 1 and 2 are considered non-discretionary matters and a bank, broker or other holder of record will lack the authority to vote shares at his/her discretion on these proposals, and your shares will not be voted on these proposals (a “broker non-vote”).

How are votes calculated?

If you are a holder of our Class A common stock, then you are entitled to one vote at our Annual Meeting for each share of our Class A common stock that you held as of the close of business on April 23, 2018.

If you are a holder of our Class B common stock, then you are entitled to a number of votes at our Annual Meeting equal to the total number of Voting Units in Evercore LP that you held as of the close of business on April 23, 2018.

If you hold RSUs, you will not be entitled to vote the shares underlying such RSUs until you actually receive delivery of the shares of Class A common stock underlying such units.

All matters on the agenda for our Annual Meeting or any adjournments or postponements thereof will be voted on by the holders of our Class A common stock and Class B common stock, voting together as a single class.

How many votes are required to approve each proposal and how are votes counted?

	Elect the eleven director nominees identified in this Proxy Statement	Advisory vote to approve the compensation of our NEOs	Advisory vote to ratify the selection of Deloitte as our independent registered public accounting firm for 2018
How many votes are required for approval?	A plurality of votes cast, subject to our new director resignation policy if a director receives less than majority support	A majority of votes cast
How are director withhold votes treated?	Withhold votes will not be counted as votes cast for purposes of the plurality voting standard but will be considered in determining whether our director resignation policy applies to a director	N/A
How are abstentions treated?	Abstentions will not be counted as votes cast
How are broker non-votes handled?	Broker non-votes will not be counted as votes cast		Banks, brokers and other holders of record may exercise discretion and vote on this matter and these will be counted as votes cast
How will signed proxies that do not specify voting preferences be treated?	Votes will be cast FOR the eleven director nominees identified in this Proxy Statement	Votes will be cast FOR the approval of the compensation of our NEOs	Votes will be cast FOR the ratification of the selection of Deloitte as our independent public accounting firm for 2018

It is important to note that the proposals with respect to (i) approval of the compensation of our NEOs and (ii) ratification of the selection of the independent registered public accounting firm are non-binding and advisory. However, the Board intends to carefully consider the results of Proposal 2 in making future compensation decisions and, if our stockholders fail to ratify the selection of Deloitte, the selection of another independent registered public accounting firm may be considered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

What happens if a director fails to receive the support of a majority of votes cast?

Under our director resignation policy, adopted in April 2017, if a director receives more “withhold” votes than “for” votes, then that director must promptly tender his or her resignation. The Nominating and Corporate Governance Committee will consider the resignation offer (without the participation of the relevant director) and will recommend to the Board the action to be taken, and the Board will take action within 90 days following certification of the vote, and publicly disclose its decision and the reason therefor. See “Proposal 1—Election of Directors—Majority Voting Policy” below.

What if I do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the enclosed proxy card or voting instruction card. If no specific instructions are given, proxy cards and voting instruction cards which are signed and returned will be voted at the Annual Meeting or any adjournments or postponements thereof as indicated in the chart above. In addition, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to other matters that may properly come before our Annual Meeting or any adjournments or postponements of the meeting in accordance with their judgment.

Can I change my vote?

Yes. At any time before your proxy is exercised at the Annual Meeting, you may change your vote by:

•	revoking it by written notice sent to our Corporate Secretary that is received by 5:00 p.m. Eastern Time on June 10, 2018;

•	delivering a later-dated proxy card that is received by 5:00 p.m. Eastern Time on June 10, 2018;

•	voting again by Internet or telephone at a later time before the closing of the voting facilities at 11:59 p.m. Eastern Time on June 10, 2018; or

•	voting in person at our Annual Meeting.

If your shares are held in street name, please refer to the information forwarded to you by your bank, broker or other holder of record for procedures on revoking or changing your vote.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, please sign and return each proxy card you receive.

What happens if a nominee for director declines or is unable to accept election?

If you vote by signing the proxy card or voting instruction card, and if unforeseen circumstances make it necessary for our Board to substitute another person for a nominee, the proxies named in the proxy card or voting instruction card will vote your shares for that other person.

Will anyone contact me regarding this vote?

In addition to solicitation by mail, proxies may be solicited by our directors, officers or employees in person, by telephone or by other means of communication, for which no additional compensation will be paid. We have also engaged Alliance Advisors LLC (“Alliance”) to assist in the solicitation and distribution of proxies, and Alliance will receive fees of approximately $30,000, plus reasonable out-of-pocket costs and expenses, for their services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

Will the Annual Meeting be webcast?

Our Annual Meeting will not be webcast.

What do I need to do if I want to attend the Annual Meeting?

The Annual Meeting will be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, on June 11, 2018, at 9:00 a.m., local time. If you wish to obtain directions to attend the meeting in person, you may e-mail investorrelations@evercore.com or call (212) 857-3100.

All holders of Class A common stock and Class B common stock, including stockholders of record and stockholders who hold their shares through banks, brokers or other holders of record, may attend the Annual Meeting. Only stockholders as of the record date can vote in person at the Annual Meeting. If you plan to attend the Annual Meeting, you must bring your proxy card and photo identification. If you are a representative of a stockholder that is an entity, you must also bring evidence of your authority to represent that entity. If your shares are held in the name of a bank, broker or other holder of record, you must bring with you a legal proxy if you wish to vote your shares and a letter from the bank, broker or other holder of record confirming your ownership as of the record date, which is April 23, 2018. Failure to bring the necessary documentation may delay your ability to attend or may prevent you from attending and voting at the meeting. A number of stockholders may wish to speak at the meeting. The Board appreciates the opportunity to hear the views of stockholders. In fairness to all stockholders and participants at the meeting, and in the interest of an orderly and constructive meeting, rules of conduct will be enforced. Copies of these rules will be available at the meeting. Only stockholders or their valid proxy holders may address the meeting. Depending on the number of stockholders who wish to speak, we cannot ensure that every such stockholder will be able to do so or will be able to do so for as long as they might want to hold the floor.

Only proposals that meet the requirements of our Amended and Restated Bylaws will be eligible for consideration at the meeting. This year there are no stockholder proposals that meet the criteria. Therefore, no stockholder proposals will be considered during the Annual Meeting. Stockholders may submit proposals and other matters for consideration at the 2019 Annual Meeting as described in “Stockholder Proposals and Nominations for 2019 Annual Meeting.”

Is a list of stockholders available?

The names of stockholders of record entitled to vote at the Annual Meeting will be available to stockholders at least 10 days prior to our Annual Meeting at our principal executive offices located at 55 East 52nd Street, 38th floor, New York, New York 10055 during normal business hours, and at the Annual Meeting.

How do I find out the voting results?

Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting.

When is our fiscal year?

Our fiscal year ends on December 31 of each year. Our 2017 fiscal year was from January 1, 2017 through December 31, 2017. Our 2018 fiscal year will be from January 1, 2018 through December 31, 2018.

ANNUAL REPORT AND CORPORATE SECRETARY

Will I receive a copy of the Annual Report?

We have enclosed our 2017 Annual Report with this Proxy Statement. The Annual Report includes our audited financial statements, along with other financial information about us, which we urge you to read carefully.

Where can I find more financial information about Evercore?

You can obtain, free of charge, a copy of our filings with the SEC by:

•	accessing our Internet website at www.evercore.com and clicking on the “For Investors” link;

•	writing to Investor Relations at Evercore, 55 East 52nd Street, 38th floor, New York, New York 10055; or

•	telephoning us at (212) 857-3100.

You can also obtain a copy of our SEC filings from the SEC’s EDGAR database at www.sec.gov.

How can I contact our Corporate Secretary?

In several sections of this Proxy Statement, we suggest that you should contact our Corporate Secretary to follow up on various items. You can reach our Corporate Secretary by writing to the Corporate Secretary Department at our principal offices located at 55 East 52nd Street, 38th floor, New York, New York 10055.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that our Board will consist of that number of directors determined from time to time by our Board. Acting upon the recommendation of its Nominating and Corporate Governance Committee, our Board has nominated eleven persons identified herein for election as directors, all of whom are directors currently, to hold office until the 2019 annual meeting or until the election and qualification of their successors.

Nominees

Set forth below are the names of the nominees for election as our directors; their ages and principal occupations as of April 24, 2018; and their biographical information.

Name	Age	Position	Director Since
Roger C. Altman	72	Founder, Senior Chairman and Director	2006
Richard I. Beattie	79	Director	2010
Ellen V. Futter	68	Director	2018
Gail B. Harris	65	Director	2006
Robert B. Millard	67	Director	2012
Willard J. Overlock, Jr.	72	Director	2014
Sir Simon M. Robertson	77	Director	2017
Ralph L. Schlosstein	67	CEO, President and Director	2009
John S. Weinberg	61	Executive Chairman, Chairman of the Board and Director	2016
William J. Wheeler	56	Director	2015
Sarah K. Williamson	54	Director	2018

Roger C. Altman, Founder, Senior Chairman and Director, formed Evercore in 1995, served as our CEO until May 2009 and remains an executive officer of Evercore. From May 2009 to November 2016, Mr. Altman served as our Executive Chairman. Mr. Altman began his investment banking career at Lehman Brothers and became a general partner of that firm in 1974. Beginning in 1977, he served as Assistant Secretary of the U.S. Treasury for four years. He then returned to Lehman Brothers, later becoming co-head of overall investment banking, a member of the firm’s management committee and its board. He remained in those positions until the firm was sold. In 1987, Mr. Altman joined The Blackstone Group as vice chairman, head of its merger and acquisition advisory business and a member of its investment committee. Mr. Altman also had primary responsibility for Blackstone’s international business. Beginning in January 1993, Mr. Altman returned to Washington to serve as Deputy Secretary of the U.S. Treasury for two years.

Mr. Altman is a trustee of New York Presbyterian Hospital, serving on its Finance Committee, and is a Trustee of MIT. He also serves as co-chairman of New Visions for Public Schools, a not-for-profit organization that develops and implements programs to effect system-wide improvements in public education in New York City. He is a member of the Council on Foreign Relations. He received an A.B. from Georgetown University and an M.B.A. from the University of Chicago.

Richard I. Beattie is Senior Chairman of STB, a position he has held since 2004. Mr. Beattie has been a partner of STB since 1977 and had served as Chairman of the Executive Committee of that firm from 1991 to 2004. Mr. Beattie specializes in counseling boards of directors and non-management directors on governance issues, investigations and litigation involving corporate officers and other crisis situations. He also specializes in mergers and acquisitions and leveraged buyouts. Mr. Beattie also has a distinguished record of public service, including serving as General Counsel of the Department of Health, Education and Welfare during President Carter’s administration and as a Senior Advisor to the Secretary of State for Reorganization Issues in 1997 during President Clinton’s administration. From 1995 to 1997, Mr. Beattie served as President Clinton’s Emissary for Cyprus. He is a member of the board of directors of Heidrick & Struggles International, Inc.

Mr. Beattie is a member of the Council on Foreign Relations, the Board of Overseers and Managers of Memorial Sloan-Kettering Cancer Center and the Board of Managers of Memorial Hospital for

Cancer and Allied Diseases. Mr. Beattie is also co-chairman of the board and founder of New Visions for Public Schools. Mr. Beattie joined STB in 1968 after graduating from the University of Pennsylvania Law School. Prior to law school, he served four years in the Marine Corps as a jet pilot after graduating from Dartmouth College in 1961.

Ellen V. Futter, who was appointed to our Board on April 24, 2018, has served as the President of the American Museum of Natural History since November 1993. Previously, Ms. Futter served as the President of Barnard College and as the Chairman of the Federal Reserve Bank of New York, and prior to that, was a corporate attorney at the law firm of Milbank, Tweed, Hadley & McCloy. Ms. Futter is a Trustee of Consolidated Edison, Inc. and also serves on its Board of Directors, including on the Operations Oversight Committee and as Chair of the Environment, Health & Safety Committee. Ms. Futter served as a Director of JPMorgan Chase & Co., Inc. through July 2013. Ms. Futter is also a Trustee of the Brookings Institution, a Manager at the Memorial Sloan-Kettering Cancer Center and a Director of NYC & Company. Ms. Futter graduated Phi Beta Kappa, magna cum laude, from Barnard College and earned her J.D. from Columbia Law School.

Gail B. Harris is our Board’s lead director and was a corporate partner at STB from 1984 to 1998. She was Of Counsel to the Firm through June 2011. Ms. Harris has extensive experience in general corporate and securities work, joint ventures, partnerships, acquisitions and dispositions. During her time at STB, Ms. Harris represented numerous companies in industries ranging from media to finance and, while at the firm, served as a member of the new partners committee, co-chair of the personnel committee and at various times, a member of the recruiting and pro bono committees.

Ms. Harris is a director of CIGNA Life Insurance Company of New York, which she joined in 2004 and where she is chair of the outside directors and audit committee, and also serves on the boards of several private companies. She was a member of the Stanford University Board of Trustees from 2013 through March 2018, where she chaired the Special Committee on Investment Responsibility, and was a member of the finance and audit committees. Ms. Harris currently serves on the Dean’s Advisory Council of Stanford Law School and on the Advisory Council of the Freeman Spogli Institute for International Studies at Stanford University. She is President Emeritus and a current member of the executive committee of the Board of Directors of New York Cares, a leading non-profit organization which creates and manages volunteer programs in New York City for over 1,200 city agencies, non-profits and public schools. Ms. Harris received a B.A. with distinction from Stanford University and a J.D. from Stanford Law School.

Robert B. Millard serves as the Chairman of the Massachusetts Institute of Technology Corporation, as well as Chairman of the Executive Committee and a board member of the MIT Investment Management Company. Prior to becoming Chairman of MIT, Mr. Millard served as the Chairman of Realm Partners LLC from 2009 to 2014 and held various senior roles, including Managing Director at Lehman Brothers and its predecessors from 1976 to 2008. Mr. Millard is the Lead Independent Director of the Board of Directors and Chair of the Compensation and Executive Committees of L-3 Communications Corporation. He also served as a director of Weatherford International, Inc. until February 2012 and director of GulfMark Offshore, Inc. until July 2013. He is a current member of the Council on Foreign Relations and serves on its Finance and Budget Committee. Mr. Millard has an M.B.A. from the Harvard Business School and an S.B. from the Massachusetts Institute of Technology.

Willard J. Overlock, Jr. retired in 1996 from a career in investment banking. Mr. Overlock is a trustee of Rockefeller University, a member of the Board of Directors of Becton, Dickinson and Company, where he serves as a member of the audit committee and the science, marketing, innovation and technology committee, chairman of The Albert and Mary Lasker Foundation and a Special Partner at Cue Ball Capital. He holds an M.B.A. from Columbia Business School and a B.A. from the University of North Carolina.

Sir Simon M. Robertson founded Simon Robertson Associates LLP, offering independent and trusted corporate finance advice to a limited number of major international companies, and has led the firm since its founding in 2005. Prior to founding his own firm, he was a Managing Director and President of

Goldman Sachs Europe Limited from 1997 until he retired in 2005. Before joining Goldman Sachs, Sir Simon served various roles at the Kleinwort Benson Group. He joined the Kleinwort Benson Group in 1963, working in most of the businesses of the Kleinwort Benson Group before joining the Corporate Finance Division in 1968. He became Chairman of Kleinwort Benson Group Plc in 1996 and resigned from the Group in 1997.

Sir Simon is a director of several private companies, including Troy Asset Management Limited, Byhiras Group and Immodulon Therapeutics. He has served on the boards of numerous public and private entities in the past, including as Chairman of Rolls-Royce Holdings plc (2005-2013), on the board of Berry Bros & Rudd Ltd (1998-2018), on the board of The Economist Newspaper Ltd. (2005-2017) and on the board of HSBC Holdings plc (2006-2016), where he was Senior Independent Director (2007-2015) and Deputy Chairman (2010-2016). In 2015 he joined the International Advisory Board of Brown Advisory and he recently became a Visiting Professor at King’s College London (Department of Political Economy). He is also a Trustee of the Royal Opera House Endowment Fund, an Ambassador of the Winston Churchill Memorial Trust and President of the Légion d’Honneur UK Chapter Limited. Sir Simon was knighted for services to Business in the Queen’s Birthday Honours list in 2010. He also became an “Officier” of the “Ordre des Arts et des Lettres” in 2011 and “Officier” de la Légion d’Honneur in 2014.

Ralph L. Schlosstein has served as our CEO and President since May 22, 2009, and, prior to joining Evercore, was the Chief Executive Officer of HighView Investment Group, an alternative investment management firm. Prior to forming HighView in 2008, Mr. Schlosstein was, for almost 20 years, the President of BlackRock, the largest asset management firm in the world. Mr. Schlosstein co-founded BlackRock in 1988, was a director from the time it went public in 1999 until 2007, chaired BlackRock’s management committee, and served on its executive committee and its investment committee. Prior to founding BlackRock in 1988, Mr. Schlosstein was a managing director in Investment Banking at Lehman Brothers. From 1977 to 1981, Mr. Schlosstein worked for the Federal government. Initially, he was deputy to the Assistant Secretary of the Treasury Department. In mid-1977, he became Associate Director of The White House Domestic Policy Staff where he was responsible for advising President Carter on urban policy, economic development and housing issues, as well as the Chrysler loan guarantee program. From 1974 to 1977, Mr. Schlosstein was an economist for the Congressional Joint Economic Committee.

Mr. Schlosstein is a trustee of New Visions for Public Schools, a trustee of the Lincoln Center for the Performing Arts and a member of the Council on Foreign Relations. Previously, Mr. Schlosstein was a director of Pulte Corporation, a member of the Visiting Board of the Overseers of the John F. Kennedy School of Government at Harvard University, a trustee of Denison University, a trustee of Trinity School in New York City, a trustee of the American Museum of Natural History and a trustee of The Public Theater in New York City. He earned a B.A. degree in economics, cum laude, from Denison University in 1972, and completed his coursework for a Masters of Public Policy from the Graduate School of Public and International Affairs at the University of Pittsburgh.

John S. Weinberg is Chairman of the Board and Executive Chairman of Evercore, a position he has held since November 2016. Prior to joining Evercore, Mr. Weinberg was Vice Chairman of Goldman Sachs Group from 2006 to 2015 and Co-Head of Global Investment Banking from 2002 until 2015. Mr. Weinberg joined Goldman Sachs in 1983 as an Associate and was promoted to Partner in 1992.

Mr. Weinberg is a board member of Ford Motor Company, New York-Presbyterian Hospital, the Cystic Fibrosis Foundation and Middlebury College. Mr. Weinberg received a B.A. from Princeton University in 1979 and in 1983 earned an M.B.A. from Harvard Business School.

William J. Wheeler is president of Athene Holding Ltd. Prior to becoming president of Athene, he was the president of the Americas region of MetLife, Inc. and oversaw MetLife’s insurance and retirement businesses in the United States and Latin America. During his 17-year tenure at MetLife, he held various roles including executive vice president and chief financial officer, and prior to the chief financial officer role, oversaw product management and marketing for the individual business and financial reporting for the institutional business. In addition, Mr. Wheeler served as the company’s treasurer where he played a key role in preparing MetLife to become a public company. Before joining MetLife, Mr. Wheeler was an investment banker at Donaldson, Lufkin & Jenrette from 1987 to 1997. He holds an M.B.A. from Harvard Business School and also received an A.B. from Wabash College, where he is now a member of the board of trustees.

Sarah K. Williamson, who was appointed to our Board on April 24, 2018, has served as the Chief Executive Officer of FCLTGlobal, a not-for-profit organization dedicated to encouraging long-term behaviors in business and investment decision making, since July 2016. Ms. Williamson previously spent over 21 years at Wellington Management Company LLP, where she was most recently a Partner and Director of Alternative Investments. During her tenure at Wellington, Ms. Williamson served on a number of firm boards and committees, including on the Trust Investment Committee, as the Chair of the Wellington Trust Company, NA., and as the founding chair of the Diversity Committee. Ms. Williamson received her BA in economics, with honors, from Williams College in 1984 and earned an M.B.A., with distinction, from Harvard Business School in 1989.

Qualifications of Nominees Considered by the Board

When considering whether director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Nominating and Corporate Governance Committee and the Board focused primarily on the information discussed in each director’s individual biography set forth above and the qualifications described below.

•	With regard to Mr. Altman, the Board considered his position as a founder and his experience as CEO, his extensive knowledge of our industry and his investment banking and government experience prior to founding Evercore.

•	With regard to Mr. Beattie, the Board considered his leadership experience at STB and his legal experience counseling boards on governance issues, his experience advising multi-national companies on a wide range of business transactions and his experience serving on other boards.

•	With regard to Ms. Futter, the Board considered her management and operations experience leading major New York not-for-profit entities that provide services to the public, her legal and financial experience, as well as her prior service on other public company boards.

•	With regard to Ms. Harris, the Board considered her legal experience representing investment banks and multi-national companies on a wide range of business transactions and corporate governance matters, evaluating and forming complex legal structures and arrangements with respect to acquisitions, joint ventures and mergers, and her director experience.

•	With regard to Mr. Millard, the Board considered his extensive investment and financial management experience, including his leadership experience as Chairman of the MIT Corporation and his prior service as the managing partner of Realm Partners LLC, his experience serving on other boards, and his experience with financial and compensation matters.

•	With regard to Mr. Overlock, the Board considered his extensive experience in investment banking and in managing financial institutions and his experience on other boards.

•	With regard to Sir Simon Robertson, the Board considered his extensive investment banking and financial markets experience, as well as his experience serving on other boards of financial and other companies. We also believe that Sir Simon’s international background will add to the diversity of our Board, especially since he has spent the majority of his career working outside the U.S. and has significant experience working in France, Germany, and the U.K.

•	With regard to Mr. Schlosstein, the Board considered his service as our CEO and President and his investment and financial management experience, including his leadership experience as the co-founder and President of BlackRock for almost 20 years.

•	With regard to Mr. Weinberg, the Board considered his leadership experience at Goldman Sachs, his relationships with a number of leading companies, his extensive knowledge of our industry and his investment banking experience.

•	With regard to Mr. Wheeler, the Board considered his executive leadership experience and experience as chief financial officer at a large multi-national public company and his experience with financial institutions and, in particular, insurance companies.

•	With regard to Ms. Williamson, the Board considered her management and leadership experience as CEO of a non-profit organization, as well as her extensive experience in the investment management industry and her familiarity with institutional investors’ approach to company performance and corporate governance. The Board also considered that Ms. Williamson is subject to a non-compete with Wellington that lasts until June 30, 2019. In connection with the non-compete, she will need to recuse herself from any matters outside of the ordinary course that are related to Wellington or otherwise primarily focused on Evercore’s investment management business (e.g., Atalanta Sosnoff, ABS Investment Management, Evercore Casa de Bolsa and Evercore Wealth Management). Our investment management business represents only a small portion of Evercore’s business and, as a result, the restrictions applicable to Ms. Williamson are not expected to materially impact her ability to be a productive and engaged member of the Board.

Board Recommendation

Our Board of Directors unanimously recommends a vote “FOR” the election of each of Roger C. Altman, Richard I. Beattie, Ellen V. Futter, Gail B. Harris, Robert B. Millard, Willard J. Overlock, Jr., Sir Simon M. Robertson, Ralph L. Schlosstein, John S. Weinberg, William J. Wheeler and Sarah K. Williamson, each of whom has also been recommended by our Nominating and Corporate Governance Committee, which is comprised exclusively of independent directors.

Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions in your signed proxy card, the proxies named in the enclosed proxy card will be voted “FOR” the election of Messrs. Altman, Beattie, Millard, Overlock, Schlosstein, Weinberg and Wheeler, Mses. Futter, Harris and Williamson, and Sir Simon Robertson. Our Board does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the Annual Meeting, the persons named as proxies in the enclosed proxy card will have the right to vote for such substitute nominee or nominees as they, in their discretion, may determine.

Majority Voting Policy

Our Board and management regularly monitor and discuss developments in corporate governance practices, and value the views of our stockholders on governance matters. In April 2017, following discussions with several of our larger investors, our Board, upon the recommendation of our Nominating and Corporate Governance Committee, added a director resignation policy to our Corporate Governance Principles dealing with the situation where a director nominee fails to receive majority support in an uncontested election. Under this policy, any nominee in an uncontested election who does not receive a greater number of “for” votes than “withhold” votes shall promptly tender his or her resignation following certification of the vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and shall recommend to the Board the action to be taken. Any director whose resignation is under consideration shall not participate in the Nominating and Corporate Governance Committee recommendation regarding whether to accept the resignation. The Board shall take action within 90 days following certification of the vote, and the Company will promptly disclose the Board’s decision and the reasons therefor, in a press release or Form 8-K furnished to the Securities and Exchange Commission. Our Corporate Governance Principles are available on our website at www.evercore.com.

EXECUTIVE OFFICERS

Set forth below are biographical summaries of our executive officers as of April 24, 2018.

See “Proposal 1—Election of Directors” above for information about Messrs. Altman, Schlosstein and Weinberg.

Augusto Arellano (43) is Senior Managing Director and Chief Executive Officer of Evercore Mexico and Chairman of Evercore Casa de Bolsa, S.A. de C.V. Evercore Mexico’s activities include financial advisory services and, through Evercore Casa de Bolsa, S.A. de C.V., investment and risk management advice, trade execution, underwriting and custody services for client assets. Prior to his current role as CEO of Evercore Mexico, Mr. Arellano was the Senior Managing Director responsible for Evercore Mexico’s real estate group. Mr. Arellano is recognized as a leading advisor in the development, structuring and financing of real estate investment trusts (REITs) in Mexico. He joined Evercore Mexico in 1996 and has 21 years of experience working with financial institutions. Prior to joining Evercore Mexico, he was a staff member of the Director of Financial Engineering and Sector Projects for Banobras. Mr. Arellano has also been a Research Scholar at the Stern School of Business at New York University and he currently teaches finance for the B.A. program at ITAM. Mr. Arellano received a B.A. from ITAM and a Ph.D. from the Carlos III University in Spain.

Edward S. Hyman (73) is Chairman of Evercore ISI and Vice Chairman of Evercore. Prior to joining Evercore ISI in October 2014, Mr. Hyman was the Chairman and Founder of ISI Group, LLC and ISI Inc. Prior to forming both of these companies in 1991, Mr. Hyman was Vice Chairman and a member of the Board of C.J. Lawrence Inc., which he joined in 1972. He was an economic consultant at Data Resources, Inc. from 1969 to 1971. Mr. Hyman is a board member of China Institute and is a member of the Advisory Committee for The New York Public Library’s Financial Services Leadership Forum. He also serves on the Finance Committee of Bowdoin College and is a member of the Economic Club of New York. Mr. Hyman earned a B.S. in Engineering from the University of Texas in 1967 and received his M.B.A. from MIT in 1969.

Jason Klurfeld (45), General Counsel, is responsible for our legal and compliance functions. Prior to joining us in June 2011, Mr. Klurfeld was a corporate and transactional attorney focusing primarily on mergers, acquisitions, financings, strategic investments and other matters at Sullivan & Cromwell LLP in New York from 2006 to 2011 and at Skadden Arps, Slate, Meagher & Flom LLP in Washington, DC from 2004 to 2006. Prior to that, he served in government as an aide to New York Senator Daniel Patrick Moynihan. Mr. Klurfeld earned a B.A. in economics from Hamilton College, a Masters in History from Oxford University (St. Antony’s College) and a J.D. from the University of Pennsylvania.

Andrew Sibbald (51) serves as CEO of Evercore International. Mr. Sibbald was previously the co-founder, senior partner and a managing director of Lexicon, a leading U.K. independent investment banking advisory firm, which was acquired by Evercore in August of 2011. Upon the closing of that acquisition, Mr. Sibbald became the CEO of our European Advisory business. Mr. Sibbald co-founded Lexicon in 2000. From 1997 to 2000, Mr. Sibbald served as a managing director of the Financial Institutions Group at Donaldson, Lufkin & Jenrette, where he led a team specializing in mergers and acquisitions in the financial institutions sector. From 1993 to 1997, he served as a Partner at The Phoenix Partnership, a corporate advisory and private equity business which was acquired by Donaldson, Lufkin & Jenrette in 1997. Prior to joining The Phoenix Partnership, he worked in the Financial Institutions Group at Chemical Bank and the Financial Institutions Group at Manufacturers Hanover.

Mr. Sibbald was a non-executive director of Homeserve Plc between 2007 and 2011. Mr. Sibbald has a B.Sc. (Hons) from Bristol University, U.K.

Robert B. Walsh (61), CFO, is responsible for our financial, tax, internal audit, information technology and facilities functions. Mr. Walsh was appointed CFO in June 2007. Prior to joining us, Mr. Walsh was a senior partner at Deloitte, our independent registered public accounting firm, where he had been employed for the previous 27 years. At Deloitte, Mr. Walsh was responsible for managing Deloitte’s relationship with a variety of leading financial services industry clients, served as deputy managing partner and was directly responsible for managing its national advisory services businesses. At Deloitte, Mr. Walsh did not have any responsibility for our account. Mr. Walsh received a B.S. in Accounting from Villanova University. Mr. Walsh currently serves on the board of directors of New York Cares and is a trustee of the Oak Knoll School of the Holy Child.

Each of our executive officers serves at the discretion of our Board without specified terms of office.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons who beneficially own more than 10% of our stock, to file with the SEC initial reports of ownership and reports of changes in ownership in our stock. Such persons are required by SEC regulations to furnish to us copies of all Section 16(a) forms they file. As a matter of practice, our administrative staff assists our directors and officers in preparing and filing such reports with the SEC.

To our knowledge, based solely on our review of copies of the reports received by us and written representations by these individuals that no other reports were required since January 1, 2017, except as previously disclosed, all such filings under Section 16(a) were timely filed.

RELATED PERSON TRANSACTIONS AND OTHER INFORMATION

Tax Receivable Agreement

Limited partnership units in Evercore LP are held by, among others, current and former SMDs who provided services to our predecessor entities prior to our 2006 initial public offering, which includes Messrs. Altman, Adam Frankel (our former General Counsel) and Arellano. Limited partnership units in Evercore LP may be exchanged for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Evercore LP has made and intends to make an election under Section 754 of the Code effective for each taxable year in which an exchange of limited partnership units for shares occurs, which may result in an adjustment to the tax basis of the assets owned by Evercore LP at the time of an exchange of limited partnership units. The exchanges have resulted and may in the future result in increases in the tax basis of the tangible and intangible assets of Evercore LP that otherwise would not have been available. These increases in tax basis increased and in the future would increase (for tax purposes) amortization and, therefore, reduce the amount of tax that we would otherwise be required to pay.

In connection with our IPO, we entered into a tax receivable agreement with certain of our current and former SMDs who were partners prior to our IPO and held Class A limited partnership units, including Messrs. Altman, Frankel and Arellano, that provides for the payment by us to an exchanging Evercore partner of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of these increases in tax basis. We retain the economic benefit of the remaining 15% of cash savings, if any, of the tax benefits that we realize. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of Evercore LP as a result of the exchanges and had we not entered into the tax receivable agreement. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement for an amount based on agreed payments remaining to be made under the agreement. In certain circumstances, we sold shares of Class A common stock in public offerings and used such cash consideration to acquire Evercore LP limited partnership units, which resulted in substantially similar rights and benefits under the tax receivable agreement as an exchange of Evercore LP limited partnership units for shares of Class A common stock.

While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable, the change in tax rates and the amount and timing of our income, we expect that, as a result of the size of the increases of the tangible and intangible assets of Evercore LP attributable to our interest in Evercore LP, during the expected term of the tax receivable agreement, the payments that we may make to such SMDs could be substantial. Although we are not aware of any issue that would cause the Internal Revenue Service to challenge a tax basis increase, we are not entitled to reimbursement for any payments previously made under the tax receivable agreement.

As a result of the acquisition of Evercore LP limited partnership units by Evercore since the IPO, certain SMDs, including certain executive officers, became entitled to payments under the tax receivable agreement. The following table shows the amount paid to our executive officers pursuant to the tax receivable agreement during 2017:

Name	Tax Receivable Payments During 2017
Roger C. Altman	$1,524,267
Adam B. Frankel	$55,057
Augusto Arellano	$4,763

Registration Rights Agreements

In connection with the IPO, we entered into a registration rights agreement with certain of our current and former SMDs who were partners prior to the IPO, pursuant to which we may be required to register the resale of shares of our Class A common stock held by certain current and former SMDs, including Messrs. Altman and Frankel, upon exchange of certain limited partnership units of Evercore LP held by such SMDs. The holders of these registration rights may require us to register the sale of their shares of Class A common stock and to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, such registrations rights agreements provide for certain piggyback registration rights in connection with registered offerings of our common stock.

In addition, in connection with our acquisition of ISI, we granted registration rights to the former owners of ISI, including Mr. Hyman, requiring us to file a shelf registration statement covering the resale of shares of our Class A common stock received by them upon exchange of certain limited partnership units of Evercore LP, and giving Mr. Hyman certain piggyback registration rights in connection with registered offerings of our common stock.

Relationship with our Former Private Equity Funds

ECP

Prior to our IPO, Mr. Altman was awarded the right to receive a portion of the carried interest earned by the general partner of the ECP II private equity fund. Following our reorganization in connection with the IPO, the general partners of these funds are no longer our consolidated subsidiaries, and we do not treat carried interest received from these entities by our employees as compensation. On December 31, 2014, ECP II was terminated. At the time of ECP II’s dissolution, it still held residual interests in a limited number of portfolio companies. To the extent ECP II would have been entitled to receive any distributions with respect to such residual interests, the general partner has undertaken to distribute to the ECP II investors the portion allocable to them (subject to payment of any expenses incurred or any reasonable reserves taken with respect to ECP II and its dissolution). Evercore LP, through its subsidiaries, is a non-managing member of the general partner of ECP II and is entitled to receive such payments based on the amount of capital in ECP II that it contributed or subsequently funded. As of December 31, 2017, our investment in ECP II was $833,000. As a result, ECP II transactions involving Mr. Altman are deemed to be Related Person Transactions given our interest in those funds.

Glisco

Under the terms of the acquisition agreement for Evercore Mexico, we were obligated to pay the partners that sold Evercore Mexico 90% of the return proceeds and carried interest it received from its investment in the general partner of the Discovery Fund. The Discovery Fund was fully distributed during 2017 and the Company ceased to have a general partner’s interest in the Discovery Fund.

On July 19, 2016, the Company and the principals of its Mexican private equity business entered into an agreement to transfer ownership of its Mexican private equity business and related entities to Glisco Partners Inc. (“Glisco”), which assumed all responsibility for the management of the existing funds Glisco II and Glisco III (formerly Evercore Mexico Capital Partners II and III, respectively). Glisco is controlled by the principals. These principals ceased to be employed by Evercore following this transaction. This transaction received consent from the limited partner advisory committee of the funds and regulatory approval in Mexico during the third quarter of 2016 and closed on September 30, 2016. As consideration for this transaction, the Company will receive a fixed percentage of the management fees earned by Glisco for a period of up to ten years, as well as a portion of the carried interest in the next two successor funds. The Company committed to invest capital in those successor funds consistent with the level of carried interest it owns and will retain its carried interest and its capital interests in the existing funds. The Company is entitled to

20% of the carried interest in such successor funds. In conjunction with this transaction, the Company entered into a transition services agreement to provide operational support to Glisco for a period of up to 18 months.

Following this transaction, the Company ceased to have a general partner’s interest in and deconsolidated GCP II and III (formerly Evercore Mexico Partners II and III), the general partners of Glisco II and Glisco III, respectively, and related subsidiaries. Evercore LP, through its subsidiaries, maintained an interest in the general partner of Glisco II and Glisco III and is entitled to (i) 50% of the carried interest realized from Glisco II and 45% of the carried interest realized from Glisco III and (ii) as an indirect investor in Glisco II and Glisco III, gains (or losses) on investments made by Glisco II and Glisco III based on the amount of capital that Evercore LP or its subsidiaries contributed or subsequently funded. For Glisco II and Glisco III, we will include as consolidated revenue all realized and unrealized carried interest earned by the general partners of Glisco II and Glisco III, although a portion of the carried interest is allocated to employees, including Mr. Arellano, and such amounts are recorded as compensation expense.

Carried interest entitles the general partners of Glisco II and Glisco III to a specified percentage of net investment gains that are generated on the capital invested by third-party investors in Glisco II and Glisco III. The general partners of each of Glisco II and Glisco III are entitled to a carried interest that allocates them 20% of the net investment gains realized on capital invested in Glisco II and Glisco III by third-party investors. Each of Glisco II and Glisco III includes a performance hurdle which requires them to return 8%, compounded annually, to third-party investors prior to the general partners receiving their 20% share of net profits realized by the third-party investors. The ultimate values of carried interest with respect to Glisco II and Glisco III are not determinable until the investments have been fully divested or otherwise monetized by the relevant fund, a process that can take many years. For Glisco II and Glisco III, carried interest is allocated on a fund-wide basis rather than on an investment-by-investment basis, and the vesting of carried interest for Glisco II and Glisco III is tied to the formation of the fund and other vesting thresholds. No carried interest will be paid to employees until such time as the carried interest is actually received by the general partners of Glisco II and Glisco III. Carried interest for Glisco II and Glisco III is subject to vesting, generally over a period of four years, and may only be transferred under limited circumstances.

Transactions with Our Mexican Private Equity Investments

Our investments in the Glisco II and Glisco III as of December 31, 2017 were as follows:

Private Equity Funds	Investments in Private Equity Funds
Glisco II	$5,747,000
Glisco III	$811,000

The investment period has lapsed for Glisco II.

Certain employees and current and former SMDs, including Messrs. Altman, Arellano, Frankel, Schlosstein and Walsh, have also invested (either directly or through estate planning vehicles) their own capital through the general partners. These interests in the general partner of the Private Equity Funds are not subject to management fees or carried interest. These investment opportunities have been available to our SMDs and to those of our employees whom we have determined to have a status that reasonably permits us to offer them these types of investments in compliance with applicable laws. Each executive officer’s aggregate contributions to and receipt of proceeds from the Private Equity Funds was less than $120,000. For 2017, there were no payments in respect of carried interest received by the general partner of our Private Equity Funds.

Relationship with Trilantic

We formed a strategic alliance with Trilantic to pursue private equity investment opportunities with Trilantic and to collaborate on the future growth of Trilantic’s business in 2010 and expanded our relationship on April 22, 2013 through a supplement agreement. As part of the original agreement and the supplement, we agreed to use commercially reasonable efforts to source investment opportunities for Trilantic IV and Trilantic V, and Trilantic agreed to use commercially reasonable efforts to refer to us mergers and acquisitions advisory services or restructuring advisory services from time to time with respect to selected portfolio companies of these Trilantic Funds.

In exchange for 500,000 Evercore LP limited partnership units that were later converted into 500,000 shares of our Class A common stock and sold, we received a minority economic interest in Trilantic and the right to invest in Trilantic’s current and future private equity funds, beginning with Trilantic IV. In connection with the issuance of such limited partnership interests in Trilantic, we became a limited partner of Trilantic and are entitled to receive 10% of the aggregate amount of carried interest in respect of all of the portfolio investments made by Trilantic IV, up to $15 million. In addition, we committed $5 million of the total capital commitments of Trilantic V. As of December 31, 2017 the carrying value of our investment in Trilantic was approximately $10.4 million, the carrying value of our investment in Trilantic IV was $305,000, and the carrying value of our investment in Trilantic V was $6.1 million.

Separately, our SMDs (either directly or through estate planning vehicles) have committed to invest up to $15 million in Trilantic V. We anticipate that we will participate in the successor funds to Trilantic V and that our participation in the successor fund will be at approximately $12 million. In 2017, Messrs. Schlosstein and Walsh made contributions to Trilantic V of $906,957 and $147,953, respectively, and received distributions of $1,799,827 and $293,610, respectively. Each other executive officer’s aggregate contributions to and receipt of proceeds from Trilantic V was less than $120,000.

We and our affiliates are passive investors and do not participate in the management of any Trilantic-sponsored funds.

Evercore LP Partnership Agreement

We operate our business through Evercore LP and its subsidiaries and affiliates. As the general partner of Evercore LP, we have unilateral control over all of the affairs and decision making of Evercore LP. As such, we, through our officers, are responsible for all operational and administrative decisions of Evercore LP and the day-to-day management of Evercore LP’s business. Furthermore, we cannot be removed as the general partner of Evercore LP without our approval.

Distributions

Pursuant to the Partnership Agreement of Evercore LP, we have the right to determine when distributions will be made to the partners of Evercore LP and the amount of any such distributions. If we authorize a distribution, such distribution will be made to the partners of Evercore LP (1) in the case of a tax distribution (as described below), to the holders of limited partnership units and interests in proportion to the amount of taxable income of Evercore LP allocated to such holder and (2) in the case of other distributions, pro-rata in accordance with the percentages of the holders’ respective limited partnership units (provided that holders of Class J units are entitled to extraordinary distributions but not regular distributions, holders of Class I-P and K-P units are not entitled to distributions, and all distributions on unvested units and interests are held in reserve and paid out only upon vesting).

The holders of limited partnership units and interests in Evercore LP will incur U.S. federal, state and local income taxes and foreign taxes on their proportionate share of any net taxable income of Evercore LP. Net profits and net losses of Evercore LP will generally be allocated to its partners pro-rata in accordance with the percentages of their respective limited partnership units and interests. The Partnership Agreement provides for cash distributions to the partners of Evercore LP if we determine that the taxable income of Evercore LP will give rise to taxable income for its partners. In accordance with the Partnership Agreement, we intend to cause Evercore LP to make cash distributions to the holders of limited partnership units and interests of Evercore LP for purposes of funding their tax obligations in respect of the income of Evercore LP that is allocated to them.

Generally, these tax distributions will be computed based on our estimate of the net taxable income of Evercore LP allocable to such holder of limited partnership units and interests multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the non-deductibility of certain expenses and the character of our income).

For 2017, Messrs. Altman, Frankel, Hyman and Schlosstein received $1,459,454, $110,636, $2,196,392, and $1,510,197, respectively, as distributions on limited partnership units.

Dissolution

Evercore LP may be dissolved only upon the occurrence of certain unlikely events specified in the Partnership Agreement. Upon dissolution, Evercore LP will be liquidated and the proceeds from any liquidation shall be applied and distributed in the following order:

•	First, to pay the debts, liabilities and expenses of Evercore LP;

•	Second, as reserve cash for contingent liabilities of Evercore LP; and

•	Third, pro-rata in respect of all partnership units and interests, as set forth in Section 9.03 of the Partnership Agreement.

Use of Corporate Aircraft

For security, safety and health reasons, our Board adopted a policy requiring our Senior Chairman, CEO and Executive Chairman to use a private aircraft for certain business air travel to the extent practical.

While the primary use of the aircraft is for business purposes, because of the benefit afforded to us in terms of security and productivity while traveling for personal reasons, we allow Messrs. Altman, Schlosstein and Weinberg to use the aircraft for personal travel. Under these arrangements, Messrs. Altman, Schlosstein and Weinberg must reimburse us for the maximum amount of reimbursement allowed by applicable Federal Aviation Administration rules (this reimbursement amount includes enumerated direct costs such as fuel, crew travel expenses, landing fees, flight planning, and an additional amount equal to 100% of fuel costs). For 2017, Messrs. Altman, Schlosstein and Weinberg reimbursed us $194,000, $215,700 and $26,000, respectively, for their personal use of the aircraft. In addition, our Senior Chairman, CEO or Executive Chairman may invite family members or guests on a business flight without charge to him for these additional passengers, and, on limited occasions, we have allowed a business-related flight to land at an airport other than its destination to drop off or pick up a passenger for personal convenience without such change in destination being treated as an incremental cost.

We calculated the aggregate incremental cost to us for Messrs. Altman’s, Schlosstein’s and Weinberg’s personal use of the aircraft in 2017 by calculating the direct costs associated with personal flights (including, but not limited to, fuel, crew travel expenses, landing fees, flight planning, and hourly engine and parts maintenance program charges, as well as similar charges associated with “deadhead” or positioning flights in connection with personal flights). From this, we deducted the amount reimbursed by Messrs. Altman, Schlosstein and Weinberg under the arrangements. Excluded from the calculation of aggregate incremental costs are (i) fixed costs, which do not change based on usage, including, but not limited to, lease payments, management fees and insurance; and (ii) carriage of family members or guests on a business flight by the executive (since the carriage of such additional person is a benefit to the executive but does not add appreciably to the costs to us for such flight). Based on this methodology, the amount reimbursed by each of Messrs. Altman, Schlosstein and Weinberg exceeded the aggregate incremental costs associated with their respective personal use of the aircraft.

Family Relationships

A prior employee of Evercore became Mr. Schlosstein’s son-in-law in 2017 and was paid $629,849 as compensation for services performed in 2017, which includes the grant date value of equity awards granted to him as well as commissions earned by him.

Borrowings from and Transactions with Executive Officer

An affiliate of the Company had subordinated borrowings of $6.7 million from Mr. Hyman, due on October 31, 2019, which is net of $9.8 million repaid by the Company in 2017. These borrowings had a coupon of 5.5%, payable semi-annually. On March 29, 2018, the remaining $6.7 million was repaid in full to Mr. Hyman.

In addition, in July 2017, the Board approved the conversion of all outstanding Class H interests into Class J units. Prior to the conversion, Mr. Hyman held 2,056,080 Class H interests and, following the conversion, Mr. Hyman held 966,358 Class J units. Class J units converted or are scheduled to convert (as applicable) on specified dates from February 15, 2018 through February 15, 2020 into a number of Class E units. Mr. Hyman was also granted shares of Class B common stock of the Company.

Transactions with Other 5% Stockholders

From time to time, we engage in ordinary course transactions with entities or affiliates of entities that are the beneficial owner of more than 5% of our outstanding common stock. For example, BlackRock is a client of our Institutional Equities business and an investor in Glisco II. On October 18, 2017, we sold the Institutional Trust and Independent Fiduciary business of Evercore Trust Company, of which BlackRock is a client. All of our transactions with these 5% holders and their affiliates were arms-length transactions entered into in the ordinary course of business, with management and other fees based on the prevailing rates for non-related persons.

Ordinary Course Transactions with Executive Officers and Directors

From time to time, certain executive officers, directors and other affiliates of ours, their family members, and related business organizations or charitable foundations may utilize our services as customers in the ordinary course of our business, such as by holding investments in various Evercore Wealth Management investment vehicles or accounts or by purchasing research services from our equity sales, trading and research business, Evercore ISI. These products and services are offered and provided in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions for similarly situated customers. For certain types of products and services offered by Evercore Wealth Management, certain of our executive officers and other affiliates receive or may be eligible to receive discounts that are available to our employees or SMDs generally.

Policy Regarding Transactions with Related Persons

Our Related Person Transaction Policy, which is available on our website at www.evercore.com under the “For Investors” link, requires that Related Person Transactions (defined below) must be approved or ratified by the Nominating and Corporate Governance Committee of the Board unless they have been deemed pre-approved. In determining whether to approve or ratify a Related Person Transaction, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. Under the policy, certain Related Person Transactions are pre-approved, including routine commercial transactions in the ordinary course or transactions that are approved by other committees of the Board. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder owning at least 5% of our stock, or any immediate family member of any of the foregoing persons. A “Related

Person Transaction” means any financial transaction, arrangement or relationship or series of similar financial transactions, arrangements or relationships involving more than $120,000 in which we are a participant and in which a Related Person has a direct or indirect material interest. All Related Person Transactions were approved in accordance with our Related Person Transaction Policy, other than those discussed under “—Tax Receivable Agreement”, “—Registration Rights Agreements”, “—Relationship with our Private Equity Funds” and “—Evercore LP Partnership Agreement”, which were undertaken prior to the adoption of the policy.

CORPORATE GOVERNANCE

Director Independence

General

Pursuant to the General Corporation Law of the State of Delaware, the state in which we are organized, and our Amended and Restated Bylaws, our business, property and affairs are managed by or under the direction of our Board. Members of our Board are kept informed of our business through discussions with our executive officers and other officers, by reviewing materials provided to them by management and by participating in meetings of the Board and its committees.

NYSE and SEC Requirements

Under the NYSE’s corporate governance rules, no director qualifies as independent unless our Board affirmatively determines that the director has no “material relationship” with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Under NYSE rules, directors who have relationships covered by one of five bright-line independence tests established by the NYSE may not be found to be independent. In addition, audit committee members are subject to heightened independence requirements under NYSE rules and Rule 10A-3 under the Exchange Act. NYSE rules require that in affirmatively determining the independence of any director who will serve on the Compensation Committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to us that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member.

Corporate Governance Principles and Categorical Independence Standards

In order to provide guidance on the composition and function of our governing body, our Board adopted our Corporate Governance Principles, which include, among other things, our categorical standards of director independence. The complete version of our Corporate Governance Principles is available on our website at www.evercore.com under the “For Investors” link. We will provide a printed copy of the Corporate Governance Principles to any stockholder who requests them by contacting Investor Relations. These categorical independence standards establish certain relationships that our Board, in its judgment, has deemed to be material or immaterial for purposes of assessing a director’s independence. In the event a director maintains any relationship with us that is not specifically addressed in these standards, the Board will determine whether such relationship is material.

The Board has determined that the following relationships should not be considered material relationships that would impair a director’s independence: (1) relationships where a director, or an immediate family member of the director, is an executive officer or director of another company in which we beneficially own less than 10% of the outstanding voting shares of that company; (2) relationships where a director, or an immediate family member of that director, serves as an executive officer, director or trustee of a charitable organization, and our annual charitable contributions to the organization (excluding contributions by us under any established matching gift program) are less than the greater of $1,000,000 or 2% of that organization’s consolidated gross revenues in its most recent fiscal year; and (3) relationships where a director is a current employee, or such director’s immediate family member is a current executive officer, of another company that has made payments to, or received payment from, us for property or services in an amount which, in any of the preceding three fiscal years, did not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of such other company.

Our Corporate Governance Principles also provide, among other things, that all non-management directors must notify the Board of his or her retirement, change in employer and any other significant change in the director’s principal professional occupation or roles and responsibilities and, in connection with any such change, tender his or her resignation from the Board (and the applicable Board committees) for consideration by the Board. The Board would then consider the continued appropriateness of Board membership under the new circumstances and the action, if any, to be taken with respect to such resignation.

Evaluations of Director Independence

The Nominating and Corporate Governance Committee undertook its annual review of director independence and reviewed its findings with our Board. During this review, our Board considered transactions and relationships between each director, or any member of his or her immediate family, and us, our subsidiaries and affiliates, including those reported under “Related Person Transactions and Other Information” above. Our Board also examined transactions and relationships between directors or their affiliates and members of our senior management. The purpose of this review was to determine whether any such relationships or transactions compromised a director’s independence.

As a result of this review, our Board affirmatively determined that each of Messrs. Beattie, Millard, Overlock, and Wheeler, Messes. Futter, Harris and Williamson and Sir Simon Robertson is independent under NYSE rules and the categorical standards for director independence set forth in the Corporate Governance Principles. In reaching this determination, the Board considered the fact that Mr. Beattie is a partner of STB and Ms. Harris was formerly a partner at STB, which provides legal services to us and our affiliates. In reaching this conclusion with respect to Mr. Beattie and Ms. Harris, it was noted that in 2017 payments from us to STB were less than 1% of STB’s revenues. In connection with Mr. Beattie, it was also noted that STB’s partnership income attributed to payments from us in 2017 resulted in less than $10,000 in income to Mr. Beattie. In connection with Ms. Harris, it was also noted that Ms. Harris has not been an STB partner since 1998 and has never represented us or any of our affiliates.

Our Board has also determined that the members of the Audit Committee and Compensation Committee are also independent under the applicable NYSE and SEC rules mentioned above.

Messrs. Altman, Schlosstein and Weinberg are not considered to be independent directors as a result of their employment with us.

Committees of the Board

General

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The following table shows the membership of each of our Board’s standing committees as of April 24, 2018 and the number of in-person and telephonic meetings held by each of those committees during 2017:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Richard I. Beattie	—	—	—
Ellen V. Futter	—	—	X
Gail B. Harris	X	—	Chair
Robert B. Millard	—	Chair	X
Willard J. Overlock, Jr.	X	X	—
Sir Simon M. Robertson	—	X	X
William J. Wheeler	Chair	X	—
Sarah K. Williamson	X	X	—
2017 Meetings	8	6	2

Our Board has adopted a charter for each of the three standing committees that addresses the composition and function of each committee. You can find links to these materials on our website at www.evercore.com under the “For Investors” link, and we will provide a printed copy of these materials to any stockholder who requests it by contacting Investor Relations.

Audit Committee

General. The Audit Committee assists our Board in fulfilling its responsibility relating to the oversight of: (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence and (4) the performance of our internal audit function and independent registered public accounting firm.

Financial Literacy and Expertise. Our Board has determined that each of the members of the Audit Committee in 2017 was and in 2018 is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that each of Mr. Wheeler and Ms. Williamson qualifies as an “Audit Committee Financial Expert” as defined by applicable SEC regulations and that each has “accounting or related financial management expertise” within the meaning of the listing standards of the NYSE. The Board reached its conclusion as to Mr. Wheeler’s qualification based on, among other things, his experience as chief financial officer at a large multi-national public company, his executive leadership experience and his experience with financial institutions and the Board reached its conclusion as to Ms. Williamson’s qualification based on, among other things, her experience with financial reporting and internal auditing, including with respect to oversight of public accountants.

Compensation Committee

The Compensation Committee discharges the responsibilities of our Board relating to the oversight of our compensation programs and compensation of our executives. Each of the members of the Compensation Committee in 2017 was and in 2018 is an “outside director” within the meaning of Section 162(m) of the Code as in effect during 2017 and a “non-employee director” within the meaning of Exchange Act Rule 16b-3. In fulfilling its responsibilities, the Compensation Committee can delegate any or all of its responsibilities to a subcommittee of the Compensation Committee. For information on the Compensation Committee’s processes and procedures for considering and determining executive and director compensation and the role of executive officers in determining and recommending the amount and form of such compensation, see “Director Compensation” and “Compensation Discussion & Analysis.”

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, each of Messrs. Millard and Overlock and Sir Simon Robertson served as members of our Compensation Committee, and no member of our Compensation Committee during fiscal 2017 was an employee or officer or former employee or officer of the Company or had any interest in a transaction requiring disclosure under Item 404 of Regulation S-K during fiscal 2017. None of our executive officers has served as a member of a board of directors or a compensation committee of a board of directors of any other entity which has an executive officer serving as a member of our Board or Compensation Committee, and there are no other matters regarding interlocks or insider participation that are required to be disclosed.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists our Board in fulfilling its responsibility relating to corporate governance by (1) identifying individuals qualified to become directors and recommending that our Board select the candidates for all directorships to be filled by our Board or by our stockholders, (2) overseeing the evaluation of the Board, (3) developing and recommending the content of our Corporate Governance Principles and Code of Business Conduct and Ethics to our Board and (4) otherwise taking a leadership role in shaping our corporate governance. In evaluating candidates for directorships, our Board, with the help of the Nominating and Corporate Governance Committee, takes into account a variety of factors it considers appropriate, which may include the following: strength of character and leadership skills; general business acumen and experience; knowledge of strategy, finance, international business, government affairs and familiarity with our business and industry; age; number of other board seats; willingness to commit the necessary time; and whether the nominee assists in achieving a mix of members that represents a diversity of background and experience—all to ensure an active Board whose members work well together and possess the collective knowledge and expertise required to maximize the effectiveness of the Board. Accordingly, although diversity may be a consideration in the Nominating and Corporate Governance Committee’s process, the Nominating and Corporate Governance Committee and the Board do not have a formal policy with regard to the consideration of diversity in identifying director nominees. From time to time, the Nominating and Corporate Governance Committee and the Board have engaged a third-party search firm to assist in identifying potential nominees for our Board. An outside director brought Ms. Futter to the attention of the Nominating and Corporate Governance Committee and a third-party search firm assisted in identifying Ms. Williamson to the Nominating and Corporate Governance Committee as potential candidates for director.

Stockholder Recommendations for Director Nominations

As noted above, the Nominating and Corporate Governance Committee considers recommendations for nomination to our Board, including nominations submitted by stockholders. Such recommendations should be sent to the attention of our Corporate Secretary. Any recommendations submitted to the Corporate Secretary should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include the information that would be required under the rules of the SEC to be included in a Proxy Statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as one of our directors if elected.

The Nominating and Corporate Governance Committee evaluates all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the Nominating and Corporate Governance Committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the Nominating and Corporate Governance Committee may conduct interviews, obtain additional background information and conduct reference checks of candidates. The Nominating and Corporate Governance Committee may also ask the candidate to meet with management and other members of our Board. When the Nominating and Corporate Governance Committee reviews a potential candidate, the Nominating and Corporate Governance Committee looks specifically at the candidate’s qualifications in light of our needs and the needs of the Board at that time, given the current mix of director attributes. In evaluating a candidate, our Board, with the assistance of the Nominating and Corporate Governance Committee, takes into account a variety of additional factors as described in our Corporate Governance Principles.

Meeting Attendance

During 2017, our Board held five formal meetings, and our Board’s standing committees held a total of 16 meetings (8 Audit Committee, 6 Compensation Committee and 2 Nominating and Corporate Governance Committee meetings). Each of our directors attended at least 80% of the combined total number of Board meetings and meetings of the Board committees on which he or she served (during the periods that he or she served). Our policy is that all of our directors, absent special circumstances, should attend our Annual Meeting of Stockholders. All of our incumbent directors who were directors at the time attended our 2017 Annual Meeting of Stockholders.

Role of the Office of Chairman of our Board

We have no fixed policy with respect to the separation of the offices of the Chairman of the Board and CEO. The Board believes that the separation of the offices of the Chairman of the Board and CEO is best decided on a case-by-case basis from time to time. However, with the appointment of Mr. Schlosstein to the position of CEO in 2009 and Mr. Altman’s continued active involvement in our business, we felt it was appropriate to split the roles of CEO and Chairman of the Board. This division allowed us to recruit Mr. Schlosstein as our CEO, and most recently allowed us to recruit Mr. Weinberg as our Executive Chairman, while simultaneously maintaining an appropriately influential role for Mr. Altman, presently as Founder and Senior Chairman and a member of our executive committee together with Messrs. Schlosstein and Weinberg. In choosing to relinquish his duties as CEO to Mr. Schlosstein, Mr. Altman enabled our operations to continue to be led by a highly experienced and talented executive, and Mr. Altman has been able to devote more of his own energies to building and sustaining key business relationships. Mr. Weinberg is an experienced and talented executive whose appointment as Executive Chairman has further strengthened and deepened our senior leadership team. Mr. Weinberg plays a significant role in helping shape our strategies, focus our efforts and win key mandates. Under the guidance of the Nominating and Corporate Governance Committee, each year the Board reviews the structure of our Board and its committees as a part of its annual self-evaluation process and, as part of that process, considers, among other things, issues of structure, leadership and oversight needs and skills to guide the company in executing its long-term strategic objectives. The Board is satisfied that its current structure and processes are appropriate.

Executive Sessions and Lead Director

Our Corporate Governance Principles require our non-management directors, all of whom are also independent under applicable regulations and our Corporate Governance Principles, to have at least one meeting per year without management present. We complied with this requirement in 2017. In order to facilitate communications among non-management directors on the one hand and management on the other hand and to preside over executive sessions, Ms. Harris was selected to serve as the lead director.

Oversight of Risk Management by the Board

We are exposed to a number of risks, and we regularly identify and evaluate these risks and develop plans to manage them effectively. The Audit Committee is charged with a majority of the risk oversight responsibilities on behalf of the Board, our Compensation Committee is charged with the oversight responsibility related to our compensation programs and the Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure and succession planning for our directors. Each of our business unit leaders is responsible for various aspects of risk management associated with their business, and our executive officers, including our CEO, CFO and General Counsel, also have the primary responsibility for enterprise-wide risk management. Our CFO and General Counsel work closely with members of senior management, including our accounting staff, our internal audit department and our compliance department to monitor and manage risk. The CFO and our General Counsel both report directly to our CEO and meet with the Audit Committee at least four times a year in conjunction with a review of our quarterly and annual periodic SEC filings to discuss important risks we face, highlighting any new risks that may have arisen since they last met. Our CFO and General Counsel update our Audit Committee as to changes in our risks on a periodic basis. In addition, all non-management members of the Board are invited to attend all committee meetings, regardless of whether the individual sits on the specific committee. Outside of formal meetings, Board members have regular access to senior executives, including our CFO and General Counsel.

The Audit Committee’s purview includes risk associated with cybersecurity. The Audit Committee works with members of senior management to review our cybersecurity policies and procedures. The Board is aware of the threats presented by cybersecurity incidents and is committed to preventing and mitigating the effects of any such incidents.

Stockholder Engagement

During the fall of 2017, we engaged in stockholder outreach and reached out to stockholders representing more than two-thirds of our outstanding shares held by unaffiliated stockholders and met with stockholders representing more than half of our outstanding shares held by unaffiliated stockholders, as well as ISS and Glass Lewis, to discuss feedback on our executive compensation program, financial performance, corporate governance initiatives and other matters. Please see “Compensation Discussion and Analysis — 2017 Say on Pay Vote” for more information on our recent engagement efforts, as well as key stockholder feedback provided to us during the engagement process.

We are committed to having an open dialogue, and we proactively engage with stockholders in discussions regarding our objectives. We view an open dialogue with our stockholders as a valuable tool that allows us to better appreciate our stockholders’ perspective. Our senior management frequently meets face-to-face and communicates telephonically with our stockholders. We carefully consider the feedback we receive from our stockholders in meetings and through other communications. We also participate in investor conferences, and we make investor presentations available on our website at www.evercore.com under the “For Investors” link.

Communicating with the Board

Interested parties may communicate directly with our Board, our non-management directors or an individual director by writing to our Corporate Secretary and specifying whether such communication should be addressed to the attention of (1) the Board as a whole, (2) non-management directors as a group or (3) the name of the individual director, as applicable. Communications will be distributed to our Board, non-management directors as a group or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our Board has requested that certain items that are unrelated to its duties and responsibilities should be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. Any concerns relating to accounting, internal control over financial reporting or auditing matters will be brought to the attention of our Audit Committee. In addition, for such matters, stockholders and others are encouraged to use our hotline discussed below.

Hotline for Accounting, Auditing and Other Matters

As part of the Audit Committee’s role to establish procedures for the receipt of complaints regarding accounting, internal accounting controls or auditing matters, we established a hotline for the anonymous submission of concerns regarding questionable accounting, internal control over financial reporting, auditing matters, and other matters. Communications are distributed to the Board, or to any individual director as appropriate, depending on the facts and circumstances outlined in the communication. Any matters reported through the hotline that involve accounting, internal control over financial reporting, audit matters or any fraud involving management or persons who have a significant role in our internal control over financial reporting will be reported to the Chairman of our Audit Committee.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics applicable to all of our employees, including our CEO, our CFO, our Controller (or persons performing similar functions) and our Board. You can find a link to our Code of Business Conduct and Ethics on our website at www.evercore.com under the “For Investors” link, and we will provide a printed copy of our Code of Business Conduct and Ethics to any stockholder who contacts Investor Relations and requests a copy. To the extent required to be disclosed, we will post amendments to, or any waivers from, our Code of Business Conduct and Ethics at the same location on our website as our Code of Business Conduct and Ethics.

DIRECTOR COMPENSATION

Our policy is not to pay director compensation to directors who are also our employees. The Board’s non-employee director compensation policies provide for non-management directors to receive a one-time award of RSUs with a value of $50,000 upon initial appointment to the Board, which vest on the second anniversary of the grant date. In early 2016, we conducted a review of the compensation paid to our non-employee directors. Based on this review and given the large growth in size and complexity of the Company, our Board approved an increase in director compensation, effective as of the 2017 Annual Meeting of Stockholders, as outlined below.

	($)	Key Payment and Vesting Features

✓ Retainer payable 100% in cash or 50% in cash and 50% in Class A common stock, at director’s election.

✓ Annual RSU grants vest on the first anniversary of the grant date.

✓ One-time RSU grants vest on the second anniversary of the grant date.

Annual Compensation:
Retainer	90,000
RSU Grant	90,000
Audit Committee Chair	20,000
Other Committee Chairs	20,000
One-Time RSU Grant upon Joining the Board	50,000

The Board believes that our payment structure is consistent with the compensation practices of our direct peers and similarly situated companies.

Other Compensation. Non-management directors are further reimbursed for travel and related expenses associated with attendance at Board or committee meetings, as well as expenses for continuing education programs related to their role as members of the Board. For administrative ease in dealing with our transfer agent and our stock plan administrator, equity awards that would otherwise result in fractional shares are rounded up to the nearest whole share.

Details on 2017 RSU Grants. In connection with his initial appointment to the Board, on April 28, 2017 Sir Simon Robertson received an award of 655 RSUs with a value of approximately $50,000, based on the average of the high and low average share price during each day of the 10-trading-day period from April 13, 2017 through April 27, 2017. These RSUs will vest on the second anniversary of the grant date. Additionally, each non-management director received, upon his or her re-election (or, in the case of Sir Simon Robertson, his election) to the Board on June 12, 2017, an award of 1,295 RSUs with a value of approximately $90,000, based on the average of the high and low average share price during each day of the 10-trading-day period from May 26, 2017 through June 9, 2017. These RSUs will vest on the first anniversary of the grant date.

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our non-management directors for services rendered to us during 2017.

Director Compensation in 2017

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Richard I. Beattie	90,000	93,175	183,175
Francois de Saint Phalle(2)	90,000	—	90,000
Gail B. Harris	110,000	93,175	203,175
Curt Hessler(3)	110,000	—	110,000
Robert B. Millard	110,000	93,175	203,175
Willard J. Overlock, Jr.	90,000	93,175	183,175
Sir Simon M. Robertson(4)	12,329	141,831	154,160
William J. Wheeler(5)	90,000	93,175	183,175

(1)	The amounts reflected in the Stock Awards column represent the grant date fair value of the awards made during 2017, as computed in accordance with FASB ASC Topic 718. The grant date fair value of the awards reflected in the table above is based on the average of the high and low trading price of the Class A common stock on the date of grant, April 28, 2017 ($74.28) in the case of the RSUs granted to Sir Simon Robertson in connection with his appointment to the Board and June 12, 2017 ($71.95) in the case of the annual RSUs award. The grant date fair value of Sir Simon Robertson’s initial RSU award differs from $50,000 because the number of RSUs granted to him was determined based on the average of the high and low average share price during each day of the 10-trading-day period from April 13, 2017 through April 27, 2017 ($76.4162). The grant date fair value of the annual RSU awards differs from $90,000 because the number of RSUs granted to directors was determined based on the average of the high and low average share price during each day of the 10-trading-day period from May 26, 2017 through June 9, 2017 ($69.5043). As of December 31, 2017, each of Messrs. Beattie, Millard, Overlock and Wheeler and Ms. Harris and Sir Simon Robertson held 1,295 unvested RSUs, which vest on June 12, 2018, and Sir Simon Robertson held an additional 655 unvested RSUs which he received upon his initial appointment to the Board and which vest on April 28, 2019.

(2)	Mr. Saint Phalle retired from the Board, effective as of June 12, 2017, the date of the 2017 Annual Meeting.

(3)	Mr. Hessler retired from the Board, effective as of June 12, 2017, the date of the 2017 Annual Meeting.

(4)	Sir Simon Robertson joined the Board on April 24, 2017. The amount of the cash retainer paid to Sir Simon Robertson in 2017 was prorated to reflect his partial year of service in 2017.

(5)	Mr. Wheeler was appointed Chair of the Audit Committee after the June 12, 2017 Annual Meeting and therefore did not receive the $20,000 fee for serving as Chair of the Audit Committee.

Equity Ownership Guideline: 3x Most Recent Annual Retainer. Our Board has also adopted equity ownership guidelines that prohibit a non-management director from selling or donating Company shares unless, after such sale or donation, he or she owns shares of Class A common stock, including vested RSUs awarded in connection with service on the Board, shares beneficially owned by his or her immediate family members residing in the same household and shares held in trust for the benefit of the director or his or her immediate family members, with a value equal to or greater than three times the director’s most recently paid annual retainer. Compliance with these guidelines may be waived, at the discretion of our Nominating and Corporate Governance Committee, if compliance would create severe hardship for a non-management director or prevent him or her from complying with a court order. It is expected that these instances will be rare and, in these cases, our Nominating and Corporate Governance Committee will develop alternative ownership guidelines that reflect the intent of these guidelines and the director’s personal circumstances. Based on the stock price as of the record date, all of our non-management directors have satisfied the ownership thresholds established by these guidelines, or will do so upon the vesting of RSUs currently held by them.

COMPENSATION DISCUSSION & ANALYSIS

The following discussions and tables provide summary information concerning compensation for our NEOs, who for 2017 are: Messrs. Altman, Schlosstein, Weinberg, Walsh and Sibbald.

Introduction

Our executive compensation program reflects the Company’s commitment to pay for performance. Executives that serve in our business units, including those that are NEOs, are paid largely on their contribution to our success and the success of their respective business units, motivating them to conduct the business in a manner that produces superior results over the long term. Also, in determining compensation, we take into account the executive’s promotion of and adherence to our core values, which are critical to our reputation. This executive summary provides an overview of 2017 performance, 2017 Say on Pay results and our related stockholder outreach efforts and certain 2017 compensation highlights.

Organization and Key Considerations

2017 Performance (see page 40)

Consistently delivering strong financial results

✓ Ninth consecutive year of growth in Adjusted revenues, Adjusted earnings and Adjusted EPS*

✓ Record Net Revenues and Earnings Per Share for 2017 on both a U.S. GAAP and an Adjusted basis

Creating value for stockholders

✓ 1-year, 3-year and 5-year TSR demonstrate the long-term positive growth in our share price, outperforming key indices and, on average, our most direct competitors during 2017 and over the long term

Returning significant capital to stockholders ✓ $361.3 million returned to stockholders during the year through dividends and repurchases of approximately 3.9 million shares/units
Compensation of Named Executives (see pages 42 to 45)

Directly links pay to performance and promotes alignment with stockholders

✓ The growth in our key operating metrics has outpaced increases in our CEO incentive compensation

✓ No increases to base salaries for our NEOs since they joined us, and base salary continues to represent a minority of total annual compensation

✓ No guaranteed bonuses for any of our NEOs

✓ 50% of 2017 NEO incentive compensation awarded in RSUs, which are unvested and are delivered over four years, consistent with market practice

✓ Formal equity ownership guidelines and new clawback and anti-hedging policies established in 2017

2017 Say on Pay Vote and Outreach (see pages 48 and 49)

Stockholder Engagement and Key Stockholder Feedback

✓ Our proxy advisors and our stockholders have consistently supported our executive compensation program. We believe this is due to the Company’s exemplary business performance and a close alignment between performance and pay

✓ Our executive compensation program has not changed in any material way since 2014

✓ We viewed the results of our 2017 Say on Pay vote as an indication that greater transparency was required regarding the structure and rationale behind Mr. Weinberg’s one-time sign-on awards

✓ We believe we have provided the additional information sought by a number of our stockholders, particularly about the proportion of Mr. Weinberg’s award that replaced deferred compensation from a previous employer that he forfeited as a result of joining Evercore

*	Adjusted Revenues, Adjusted Earnings and Adjusted EPS are non-GAAP measures. See Annex A for a reconciliation to U.S. GAAP amounts.

2017 Performance

As discussed through this Compensation Discussion and Analysis, in setting NEO compensation for 2017, our independent Compensation Committee considered, among other strategic accomplishments, the strong financial results achieved by the Company in 2017 and the value created and capital returned to our stockholders, including through dividends and repurchases during 2017. The following are highlights of the Company’s 2017 performance. Adjusted amounts, as noted with “*” are non-GAAP measures; see Annex A for a reconciliation to U.S. GAAP amounts.

Consistently Delivering Strong Financial Results

Record Adjusted Net Revenues* of $1.626 billion	Record Adjusted Earnings Per Share* of $5.45

Creating Value for Stockholders

Our 1-year, 3-year and 5-year TSR continue to demonstrate the long-term positive growth in our share price, outperforming key indices and, on average, our most direct competitors during 2017 and over the longer term

1-Year	3-Year	5-Year

Returning Significant Capital to our Stockholders

✓	We returned $361.3 million of capital to stockholders during the year through dividends and repurchases of approximately 3.9 million shares/units at an average price of $75.02

✓	Through December 2017, quarterly dividends have grown 233% since 2008

✓	Stock buybacks have offset the dilutive effect of RSUs granted for bonuses and new hire awards on a cumulative basis over the past five years, as well as a portion of shares associated with investments and acquisitions

* Adjusted Net Revenues and Adjusted Earnings Per Share are non-GAAP measures. See Annex A for a reconciliation to U.S. GAAP amounts.

**Peer Group includes (i) for 1-Year TSR, Moelis & Company, Houlihan Lokey, PJT Partners, Lazard and Greenhill, (ii) for 3-Year TSR, Moelis & Company, Lazard and Greenhill and (iii) for 5-Year TSR, Lazard and Greenhill. Houlihan Lokey, PJT Partners and Moelis & Company are excluded from the 3- and 5- Year TSR Peer Groups, as applicable, because each such entity was not publicly traded over the duration of the relevant measurement period.

Record Adjusted Net Revenues* of $1.626 billion ($ in millions) Record Adjusted Earnings Per Share* of $5.45 1-Year S&P 500 (financials) peer group** average ever core 3-Year S&P 500 (financials) peer group** average ever core 5-Year S&P 500 (financials) peer group** average evercore

Compensation Highlights

Our pay for performance compensation program is designed to reward performance and align the long-term interests of our executives with those of our stockholders – for example through our equity ownership guidelines and by prohibiting hedging and pledging by our directors and executive officers. The following are highlights of our 2017 compensation structure, as determined by our independent Compensation Committee.

Performance-Based Compensation

✓	Performance Drives Changes in Pay. Compensation is linked to the performance of Evercore and their individual performance, motivating our executive leadership to conduct the business in a manner that produces superior results over the long-term.

✓	Increase in CEO Compensation Compared to Performance. The growth in our CEO compensation has consistently lagged behind the growth in our key operating metrics. For example, annual incentive compensation for our CEO’s performance in 2017 increased 8.3% from 2016, as compared to Adjusted Net Revenues* and Adjusted EPS*, which increased 14% and 26% as compared to 2016, respectively, while our TSR outperformed the S&P 500 (Financials) over that period and, on average, our publicly traded independent peers.

✓	No Guaranteed Bonuses. We do not provide guaranteed bonuses to any of our NEOs.

✓	No Change in Base Salaries. We have not increased base salaries for our NEOs since they joined us, and base salary continues to represent a minority of total annual compensation.

Stockholder Alignment

✓	Equity-Based Compensation Included in Bonus, Not Additional to Bonus. Our Compensation Committee determines the amount of incentive compensation to be awarded to our NEOs, with the mix of cash and RSUs.

✓	50% of 2017 Bonus Delivered in RSUs Subject to Four Year Deferral. RSUs granted to our NEOs as a component of 2017 annual bonus are unvested and are delivered over four years, which is consistent with market practice, which enhances ongoing alignment with our stockholders.

✓	Equity Ownership Guidelines and Significant Equity Ownership by NEOs. Each of our NEOs holds a meaningful amount of equity in our Company and meets the formal equity ownership guidelines applicable to such NEO.

✓	No Hedging or Pledging. All employees, including our NEOs, are prohibited from hedging their equity securities, and in 2017 we adopted an anti-pledging policy prohibiting directors and executive officers from pledging their equity without Compensation Committee approval.

Accountability to Stockholders

✓	Move to Annual Say on Pay Vote. At last year’s annual meeting, we provided our stockholders with an advisory vote as to how often the Company should hold its Say on Pay vote. Our Board recommended, and the majority of our stockholders voted in favor of, an annual vote. Accordingly, we intend to continue to hold an advisory vote each year on our executive compensation program until the next stockholder advisory vote on its frequency, which we expect will occur at our 2022 annual meeting.

✓	New Clawback Policy. In 2017, we adopted a clawback policy providing for the recapture of incentive compensation awarded to SMDs in the event of misconduct by that SMD or a restatement of the financial results of the Company due to material noncompliance with financial reporting requirements.

✓	2017 Say on Pay Results and Related Stockholder Engagement. As discussed below, our 2017 Say on Pay vote received stockholder approval at the 54% level. As a result, we actively engaged in 2017 with our stockholders. Based on the feedback we received, we determined to further explain the structure and rationale behind Mr. Weinberg’s one time sign-on awards.

*Adjusted Net Revenues and Adjusted EPS are non-GAAP measures. See Annex A for a reconciliation to U.S. GAAP amounts.

Compensation of Named Executives

The goals of our executive compensation program are to align compensation with business objectives and performance, and in turn continue to create and sustain stockholder value over the long term. In addition, our program is designed to enable us to attract, retain and reward executives who contribute to our long-term success and sustainable growth in stockholder value. Unlike many other financial services firms, our future success depends to a substantial degree on our ability to retain and recruit highly qualified personnel as opposed to the deployment and management of the firm’s financial capital. The market for highly qualified financial professionals has been and remains extremely competitive. In addition, although our NEOs and other SMDs have all entered into restrictive covenant agreements, their departure could still jeopardize our relationships with clients and result in the loss of client engagements. Accordingly, it is imperative for our compensation programs to be highly competitive and reward outstanding individual and Company achievement.

2017 NEO Compensation Structure

2017 Incentive Compensation Determinations

Consistent with industry practice, incentive compensation accounts for a majority of our NEOs’ total compensation opportunities. For 2017, no bonus was guaranteed to any NEO, nor were any of our NEOs subject to formulaic or other pre-established performance targets or personal compensation arrangements. Rather, bonus amounts were determined in the discretion of the Compensation Committee after taking into consideration Company achievements, individual contributions and the promotion of and adherence to our core values over the year, as well as the other factors outlined below, with 50% paid in cash and the remaining 50% paid in RSUs that vest over a four year period.

The Compensation Committee decided that 50% of 2017 incentive compensation would be paid in RSUs and subject to future service (that is, vesting) requirements because awarding equity subject to multi-year vesting requirements aligns the interests of our executives with those of our stockholders. Additionally, using unvested equity as a component of incentive compensation helps us retain key employees, including our NEOs,

RSUs 50% of incentive compensation unvested at grant and delivered after 4 years establishes alignment with stockholders accrued dividends paid only at vesting base salary average 8.6% of total 2017 compensation for out NEOs sole source of fixed cash compensation no salary increases since NEO joined evercore cash bonus 50% of incentive compensation incentive compensation delivered 50% in cash and 50% in RSUs Earned based on an evaluation of individual performance and Evercore performance Rewards company performance and individual contributions Not guaranteed 100% of incentive compensation subject to clawback Compensation Committee Considerations Company Performance Individual Contributions Other Factors Bonus Amount Determined ($) 50% Cash 50% RSUs

as each NEO owns considerable unvested interests in Evercore through previous grants of RSUs, which they will forfeit if they voluntarily leave the firm prior to the vesting of such award. As a result, we believe our NEOs have a demonstrable and significant interest in remaining with Evercore and increasing stockholder value over the long term.

We refer to the portion of our NEO’s 2017 compensation granted in RSUs as “deferred compensation” because it will not be delivered until a future year (and then, only if applicable vesting requirements have been met). See “—Employment Agreements and Awards—Evercore Annual Equity Awards” for a discussion of the terms of these awards.

Company Performance and Individual Contributions

In determining compensation for our NEOs, the Compensation Committee took into account our strong performance in 2017, focusing on current financial and operational metrics, investments in talent, returns for stockholders, risk management and other matters. The Committee noted, among other achievements, our 1-year and 3-year TSR, as well as our record 2017 Net Revenues and our record 2017 EPS, in each case, on a U.S. GAAP and an Adjusted basis.

✓ 1-Year TSR: 33%	Outperformed the S&P 500 (Financials) and, on average, our publicly traded independent peers

✓ 3-Year TSR: 83% 5-Year TSR: 231%	Meaningfully outperformed both the S&P 500 (Financials) and our publicly traded independent peers

✓ Net Revenues*	Record results, with Net Revenues of $1.704 billion on a U.S. GAAP basis and $1.626 billion on an Adjusted basis, up 18% and 14%, respectively, compared to 2016

✓ EPS*	Record results, with EPS of $2.80 on a U.S. GAAP basis and $5.45 on an Adjusted basis, up 15% and 26%, respectively, compared to 2016

As noted above, none of our NEOs were subject to preset personal performance compensation arrangements in 2017. Accordingly, in evaluating the performance of and determining bonuses for our NEOs, the Compensation Committee took into account our achievement of several firm-wide strategic and financial accomplishments, along with a variety of factors based on the role and responsibility of each NEO, including, for NEOs who have assisted in client relationships and engagements, the relative contribution of such NEO. Below is a summary of the factors identified by the Compensation Committee for each NEO.

Messrs. Altman, Schlosstein and Weinberg. Messrs. Altman, Schlosstein and Weinberg operated as partners in leading the business in 2017, allocating their time to serving clients and pursuing new business, recruiting and developing talent, and managing operations. Their collective contributions resulted in another record year of operating results and the Compensation Committee awarded each of these leaders a discretionary annual bonus of $6.5 million for 2017. The following are additional highlights which complement the collective commentary:

Mr. Altman. In determining the amount of Mr. Altman’s 2017 discretionary annual bonus, the Compensation Committee considered Mr. Altman’s exceptional leadership in serving clients, including his key role on many of our largest and most strategically important transactions. The Compensation

*Adjusted Net Revenues and Adjusted Earnings Per Share are non-GAAP measures. See Annex A for a reconciliation to U.S. GAAP amounts.

Committee also recognized Mr. Altman’s leadership in establishing strategic priorities for the Company, as well as his collaboration with Messrs. Schlosstein and Weinberg with respect to recruiting a number of strategic hires.

Mr. Schlosstein. In connection with determining the amount of Mr. Schlosstein’s discretionary annual bonus for 2017, the Compensation Committee considered his strong performance and the strong operating performance of the Company, characterized by record net revenues, net income attributable to Evercore and earnings per share, both on a U.S. GAAP and an Adjusted basis. The Compensation Committee also recognized his leadership in establishing and achieving a number of important strategic objectives, including his role in exploring and executing on the Company’s growth strategy in the Middle East, his work with our Equities businesses and his continuing work to support Evercore Wealth Management. The Compensation Committee also considered Mr. Schlosstein’s partnership with Messrs. Weinberg and Altman in connection with recruiting and developing new talent, as well as Mr. Schlosstein’s active role as trusted advisor to our clients.

Mr.  Weinberg. In connection with determining Mr. Weinberg’s 2017 discretionary annual bonus, the Compensation Committee considered Mr. Weinberg’s active and effective engagement with key clients on strategic matters and transactions, as well as his demonstrated leadership in articulating and executing strategic priorities for the Company as we continue to expand globally. The Compensation Committee also recognized Mr. Weinberg’s role, together with Messrs. Schlosstein and Altman, in recruiting experienced leaders to the Company, including key senior hires in our Industrials team and Consumer and Retail group.

Mr. Walsh. Mr. Walsh was awarded a discretionary annual bonus with a value of $2.5 million for 2017. In determining Mr. Walsh’s bonus, the Compensation Committee took into account the success of the Company as our operations continue to grow and his leadership on a number of strategic priorities for the Company, including his key role in driving the design and implementation of new technology and in preparing our business for the implementation of new regulatory requirements. The Compensation Committee recognized Mr. Walsh’s oversight of key projects supporting the Company in light of our rapid growth, such as adding new offices in Japan and Dubai. The Compensation Committee also considered his ongoing management and oversight of the operating risks of the business and his sustained focus on controlling the costs of operations.

Mr.  Sibbald. Mr. Sibbald was awarded a discretionary annual bonus with a value of $3.35 million for 2017. In determining this amount, the Compensation Committee took into account the revenues generated by Mr. Sibbald as a senior partner in the European Advisory business, and his continued leadership and the overall performance of the European Advisory business.

2017 NEO Annual Compensation

The following table is presented to show how the Compensation Committee viewed annual compensation for our NEOs for their 2017 performance, and includes base salary as well as year-end cash and equity bonus awards for 2017 performance, granted in February 2018. This table differs substantially from the Summary Compensation Table on page 50 and is not a substitute for that table. The Summary Compensation Table provides compensation information as required by SEC regulations, and therefore reflects for 2017 the grant date fair value of equity awards granted during the 2017 calendar year (that is, those awards granted in February 2017 for 2016 performance), while not including the equity awards granted in February 2018 for 2017 performance. The Summary Compensation Table also includes Mr. Weinberg’s one-time sign-on awards, which the Compensation Committee does not view as part of annual compensation.

NEOs	Salary ($)	Incentive Compensation		Total Compensation ($)
		Cash ($)	RSUs(1) ($)
Roger C. Altman Founder and Senior Chairman

2017	500,000	3,250,000	3,250,000	7,000,000
2016	500,000	2,500,000	2,500,000	5,500,000
2015	500,000	4,250,000	4,250,000	9,000,000
Ralph L Schlosstein CEO and President

2017	500,000	3,250,000	3,250,000	7,000,000
2016	500,000	3,000,000	3,000,000	6,500,000
2015	500,000	2,750,000	2,750,000	6,000,000
John S. Weinberg Executive Chairman

2017	500,000	3,250,000	3,250,000	7,000,000
2016(2)	58,974	—	—	58,974
Robert B. Walsh CFO

2017	500,000	1,250,000	1,250,000	3,000,000
2016	500,000	1,042,500	1,042,500	2,585,000
2015	500,000	925,000	925,000	2,350,000
Andrew Sibbald(3) CEO of Evercore International

2017	400,000	1,675,345	1,675,345	3,750,690
2016	400,000	3,490,171	3,490,171	7,380,342
2015	400,000	2,559,881	2,559,881	5,519,762

(1)	RSUs vest in equal installments over four years. The number of RSUs granted to each NEO for 2017 performance was determined by dividing the dollar value of the RSU allocation by the simple average of the high and low average share price during each day of the 10-trading-day period from January 31, 2017 through February 12, 2018. The grant date fair value of the RSUs granted in February 2018 in respect of 2017 performance will, in accordance with SEC rules, be reflected as Stock Awards for 2018 in next year’s Summary Compensation Table and Grants of Plan-Based Awards table.

(2)	The amounts reflected in this row do not reflect Mr. Weinberg’s one-time sign-on awards, as these grants are not recurring, relate to future performance and were designed so that the vast majority, approximately 75% of such awards, were intended to replace deferred compensation (a portion of which was variable) from Mr. Weinberg’s former employer that he forfeited as a result of joining Evercore, with the remaining approximately 25% of such awards granted as part of the recruitment of Mr. Weinberg as an enticement to join Evercore. See “—2017 Say on Pay Vote— Structure and Rationale Behind Mr. Weinberg’s One-Time Sign-on Awards on page 48 and “—Employment Agreements and Awards— Special One-Time Equity and Partnership Unit Awards to Mr. Weinberg” on page 60 for additional information regarding the terms of Mr. Weinberg’s awards.

(3)	Mr. Sibbald’s salary has not changed since he joined us and has been converted at a constant exchange rate of £0.625 to U.S. $1.00. The cash and RSU portions of Mr. Sibbald’s 2015 Incentive Compensation were converted at an exchange rate of £0.654 to U.S. $1.00. The cash and RSU portions of Mr. Sibbald’s 2016 Incentive Compensation were converted at an exchange rate of £0.738 to U.S. $1.00. The cash and RSU portions of Mr. Sibbald’s 2017 Incentive Compensation were converted at an exchange rate of £0.776 to U.S. $1.00.

Process for Compensation Decisions

Role of the Compensation Committee

Our Compensation Committee is responsible for implementing and administering all aspects of our compensation and benefit plans and programs for our NEOs. In establishing compensation for our NEOs, we take into account the fact that we generally do not provide significant retirement or similar benefits to our NEOs. We also take into account other economic relationships between the individual and us, including equity ownership.

Our CEO and our Executive Chairman each participate in discussions with the Compensation Committee and make recommendations to the Committee regarding compensation of senior employees (except as to their own compensation), but they do not vote or otherwise participate in the Compensation Committee’s ultimate determinations. Mr. Altman also participated in discussions with, and made recommendations to, the Compensation Committee regarding compensation of senior employees (except as to his own compensation). Mr. Altman does not vote or otherwise participate in the Compensation Committee’s ultimate determinations. Our Board believes that it is wise and prudent to have Messrs. Altman, Schlosstein and Weinberg participate in these discussions because they possess unique insight regarding the day-to-day performance of our executives.

In connection with making 2017 NEO compensation determinations, the Compensation Committee reviewed compensation to be awarded to certain other employees to assess internal balance and consistency in compensation levels, including: (a) for Mr. Schlosstein, the bonus amounts payable to other NEOs, (b) for Messrs. Altman, Sibbald, Schlosstein and Weinberg, the bonus amounts payable to other SMDs devoted to generating revenue through existing or new client relationships and (c) for Mr. Walsh, the bonus amounts payable to SMDs who did not have client revenue-generating responsibilities. The Compensation Committee, however, did not fix internal pay ratios at any specified levels.

In 2017, the Compensation Committee also reviewed the performance and NEO compensation data from certain financial institutions. While many of the companies included in such data may be described as financial services companies where human capital is of critical importance, Evercore competes with only a small subset of these companies for employees and clients. The companies included in the peer group considered by the Compensation Committee include Bank of America, Citigroup, Credit Suisse, Deutsche Bank, Goldman Sachs, Greenhill, Houlihan Lokey, JPMorgan Chase, Lazard, Moelis & Company, PJT Partners, Morgan Stanley and UBS, with Greenhill, Houlihan Lokey, Lazard, Moelis and PJT Partners being our most direct public competitors, with whom competition for qualified personnel has historically been intense. The Compensation Committee has not set any specific metrics or targets relative to these competitors or any of the other companies comprising our compensation peer group.

Assessment of Risk

Our compensation programs are designed to discourage excessive risk-taking. The base salary component of compensation does not encourage risk-taking because it is a fixed amount. In addition, there are several other factors associated with our equity ownership, incentive compensation programs and CEO compensation that discourage inappropriate or excessive risk-taking:

•	While bonuses to our Advisory business SMDs are generally determined with reference to Company financial performance, most of those SMDs hold equity stakes far in excess of annual bonus payments, which means the majority of their economic interests are aligned broadly with stockholders’ interests rather than with specific metrics. In 2014, our Compensation Committee formalized our practice of encouraging equity retention by SMDs through the adoption of equity ownership guidelines applicable to all SMDs. See “—Linkage of Management and Stockholder Interests—Equity Ownership Guidelines” below for a description of these guidelines;

•	Bonuses are based on an overall review of a variety of factors, which removes any incentive an executive may have to incur risks in order to achieve specific benchmark metrics;

•	A substantial portion of most bonuses is paid in equity and, in general, the portion of the bonus paid in equity increases with the seniority of the recipient and the size of the bonus;

•	Our RSUs, including those awarded as part of our annual bonus program, generally vest over four years, which encourages an appropriately long-term focus;

•	Members of the Compensation Committee apply discretion in the establishment of the size of our bonus pool, the percentage split of our bonus pool between cash and equity and the terms of our equity awards;

•	Many of our senior investment management employees (none of whom are NEOs) have interests in their individual business units and thus are directly exposed to the risks inherent in their own decision-making; and

•	We believe that RSUs are an appropriate form of deferred equity compensation because, unlike other forms of equity awards, such as options, they encourage the holder to think like a stockholder from the date of grant, including, for example, by being exposed to downside risk from stock price drops.

Clawback Policy

In 2017, the Compensation Committee adopted and implemented a comprehensive clawback policy that applies to all incentive compensation awarded to our SMDs, including RSUs, cash awards, and awards of partnership units of Evercore LP. The policy requires SMDs to repay us or forfeit (i) upon a restatement of our financial results due to material noncompliance with financial reporting requirements, an amount up to the difference between the amount of incentive compensation the SMD received and/or realized and the amount the SMD would have received and/or realized based on the restated financial results or (ii) upon a finding of misconduct, an amount up to the aggregate incentive compensation granted to such SMD over the last three fiscal years of the Company.

Linkage of Management and Stockholder Interests—Equity Ownership Guidelines

In 2014, our Compensation Committee adopted formal equity ownership guidelines applicable to all SMDs. The goal of these guidelines is to formalize our practice of encouraging executive officers to have a meaningful amount of Evercore equity at risk. In particular, we focused on trying to develop a simple method of calculating required thresholds and concluded that adopting an ownership amount based on a number of shares rather than dollar value would be most effective. The equity ownership guidelines count Class A common stock, Evercore LP limited partnership units and vested and unvested RSUs. The following chart sets forth the equity ownership guidelines for our SMDs.

Title/Position	Required Amount of Equity at Risk
CEO of the Company, Executive Chairman of the Company and Senior Chairman of the Company	500,000 shares
CEO of Evercore International	100,000 shares
All other SMDs (including other Executive Officers)	Lesser of 50,000 shares or 50% of the number of RSUs granted as part of annual bonuses over last four years(1)
(1)	Includes the period prior to their becoming an SMD, if applicable, but excludes dividend equivalent RSUs. By way of example, if over four years an SMD was granted at least 200,000 RSUs as part of annual bonuses, the required amount of equity at risk is 50,000 shares.

Tax and Accounting Considerations

The Compensation Committee considers certain tax implications when designing our executive compensation program. The Compensation Committee believes that there are circumstances where the provision of compensation that is not fully tax deductible may be more consistent with our compensation philosophy and objectives and/or may be in our best interests and those of our stockholders. The Compensation Committee believes that retaining the ability to exercise discretion and the flexibility to attract, retain and motivate executives with a compensation program that aligns with our long-term business objectives, in many circumstances, outweighs the advantages of qualifying all compensation as deductible, or causing all compensation expenses to be accounted for in a particular fashion. Accordingly, while the 2016 Plan permits grants of awards intended to be treated as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, the Compensation Committee reserves the authority to award compensation that may not be fully deductible or deductible at all.

Under the new tax legislation, for taxable years beginning after December 31, 2017, there is no longer an exception to the deductibility limit for qualifying “performance-based compensation” unless the compensation qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 (the scope of which is currently uncertain). The Compensation Committee continues to evaluate the changes to Section 162(m) and retains the ability to award compensation that is not fully tax deductible in order to provide compensation consistent with our compensation philosophy and objectives.

2017 Say on Pay Vote

Prior to 2017, our stockholders have consistently and overwhelmingly supported our overall executive compensation program. We believe this support is due to the Company’s exemplary business performance and a close alignment between performance and pay. In 2014, when we held our last Say on Pay vote preceding that of 2017, over 95% of our stockholders supported our Say on Pay proposal.

Stockholder Engagement and Feedback

We viewed the results of our 2017 Say on Pay vote as an indication that we needed to further explain the structure and rationale behind Mr. Weinberg’s awards. We engaged in stockholder outreach during 2017, reaching out to stockholders representing more than two-thirds of our outstanding shares held by unaffiliated stockholders and meeting with stockholders representing more than half of our outstanding shares held by unaffiliated stockholders, as well as ISS and Glass Lewis, to understand their concerns.

We received the following key feedback from our stockholders:

✓	Desire for additional information regarding the structure and rationale for Mr. Weinberg’s one-time sign-on awards – particularly, regarding the possible adjustments applicable to his cash award.

✓	Appreciation of the strategic rationale for the addition of Mr. Weinberg, a proven leader who has already played a significant role in advancing our strategy.

✓	Understanding of the costs and benefits of investing in talent, especially at the most senior levels.

✓	Support of our continued focus on alignment of pay and performance.

✓	Support for our commitment to stockholder engagement and our response to feedback, including by incorporating new corporate governance best practices in 2017, such as our clawback and director resignation policies.

✓	Recognition of our consistent performance and demonstrated commitment to creating stockholder value over the long term.

Structure and Rationale Behind Mr. Weinberg’s One-Time Sign-on Awards

During the engagement process, our stockholders expressed support for our management team and recognized that our regular executive compensation program is closely tied to our business strategy in a manner that aligns pay and performance. However, it was clear that a number of stockholders felt we could have provided more information regarding Mr. Weinberg’s one-time sign-on awards – particularly about the proportion of the award that replaced deferred compensation from Mr. Weinberg’s previous employer that he forfeited as a result of joining Evercore, and also raised concerns about the discretionary nature of the possible adjustments applicable to his cash award.

We believe we have provided the additional information sought by a number of our stockholders throughout the conversations we’ve had with them over the course of the year, and are providing additional disclosure regarding the structure and rationale behind Mr. Weinberg’s one-time sign-on awards below.

✓	Replacement for Forfeited Compensation. The vast majority, approximately 75%, of these one-time sign-on awards were intended to replace deferred compensation (a portion of which was variable) from Mr. Weinberg’s previous employer that was at risk of forfeiture as a result of joining Evercore, based on estimates of the forfeited awards at the time of hire. Because the value of a portion of the forfeited awards was variable, the Compensation Committee reserved discretion to adjust the payments under the cash award. Awarding replacement compensation is a customary practice among our peers and within the financial services industry, and doing so is essential to recruiting top talent, especially at the most senior level. The remaining approximately 25% of these one-time sign-on awards were granted as part of the recruitment of Mr. Weinberg and were designed as an enticement for Mr. Weinberg to join Evercore.

✓	Strong Pay for Performance Alignment. The Compensation Committee structured Mr. Weinberg’s awards (including the portion replacing his forfeited deferred compensation) to provide a long-term performance incentive upon grant: 100% of the sign-on awards are subject to delayed vesting, with a significant portion scheduled to vest in 2022 or later. These terms reflect the long-term nature of Mr. Weinberg’s commitment to the firm.

✓	One-Time in Nature. As the name implies, Mr. Weinberg’s sign-on awards are one-time in nature and were issued in connection with his recruitment. The sign-on awards were not intended to replace his annual incentive bonus, and it is expected that any additional incentive compensation he receives will be as part of our normal annual incentive compensation process, which is structured to compensate our executives and align their long term interests with those of our stockholders in furtherance of a pay for performance philosophy.

See “—Employment Agreements and Awards— Special One-Time Equity and Partnership Unit Awards to Mr. Weinberg” for a discussion of the terms of Mr. Weinberg’s awards.

An Investment in Continued Growth, Superior Results and Increasing Value

✓	Planning for the Future. As a human-capital business, our revenue and profits are inexorably tied to the quality and motivation of our people. The Board evaluated potential candidates to be a part of our expanded leadership for several years and believes Mr. Weinberg is the right person as a proven investment banking leader, deal maker and trusted advisor to business leaders.

✓	Contributions Driving Demonstrated Results. Mr. Weinberg has already played a significant role in helping to shape our strategy, focus our efforts and win key mandates. He has contributed to making significant investments in the business through the recruitment of additional senior talent, including helping to increase our Advisory sector coverage in such areas as industrials and consumer and retail. During Mr. Weinberg’s first full year with Evercore, our Advisory revenues for 2017 increased 21% versus the prior year, on both a U.S. GAAP and Adjusted basis, and we have gained market share among publicly reporting bulge bracket and independent firms. Together with Messrs. Altman and Schlosstein, Mr. Weinberg will continue to actively develop strategic priorities for the firm and position Evercore to compete in the marketplace.

Executive Compensation Tables

Summary Compensation Table

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Roger C. Altman
Founder and Senior Chairman
2017	500,000	3,250,000	2,502,411	—	6,252,411
2016	500,000	2,500,000	4,418,781	—	7,418,781
2015	500,000	4,250,000	3,326,269	—	8,076,269
Ralph L. Schlosstein
CEO and President
2017	500,000	3,250,000	3,002,924	—	6,752,924
2016	500,000	3,000,000	2,859,195	—	6,359,195
2015	500,000	2,750,000	2,277,201	—	5,527,201
John S. Weinberg
Executive Chairman
2017	500,000	3,250,000	—	—	3,750,000
2016	58,974	—	83,254,000	—	83,312,974
Robert B. Walsh
CFO
2017	500,000	1,250,000	1,043,561	—	2,793,561
2016	500,000	1,042,500	961,764	—	2,504,264
2015	500,000	925,000	1,023,488	—	2,448,488
Andrew Sibbald(3)
CEO of Evercore International
2017	400,000	1,675,345	3,493,550	56,379	5,625,247
2016	400,000	3,490,171	2,661,565	59,062	6,610,798
2015	400,000	2,559,881	2,277,727	70,000	5,307,608

(1)	The amounts reflected in the Stock Awards column represent the grant date fair value of the equity awards made during the identified fiscal year, as computed in accordance with FASB ASC Topic 718. Equity awards for 2017 performance were granted in 2018 and, therefore, in accordance with SEC rules, are not shown here but are described below. The amounts shown in this column for 2017 for Messrs. Altman, Schlosstein, Walsh and Sibbald reflect the grant date fair value of equity awards granted in 2017 for 2016 performance. Due to his short tenure at the firm during 2016, Mr. Weinberg was not granted any equity awards in 2017 for 2016 performance. The amounts shown in this column for 2016 for Mr. Weinberg reflect the grant date fair value of the following one-time awards, which were granted in connection with his recruitment and commencement of employment at the firm: (a) 900,000 RSUs, which are scheduled to vest over a period ending in 2022 subject to his continued employment, and (b) 400,000 Class I-P units, for which scheduled vesting is delayed until 2022, subject to continued employment, and which convert into Class I units (which are exchangeable for common stock) only if the stock price exceeded benchmarks of $65 and $75 per share for 20 consecutive trading days. These benchmarks were subsequently achieved.

(2)

All Other Compensation for 2017 consists of a £43,750 payment in lieu of pension contribution to Mr. Sibbald. See footnote 3 below for a description of the rate and methodology used to convert this amount to dollars. The incremental costs of perquisites and other personal benefits to each NEO were less than $10,000, and therefore information regarding perquisites and other personal benefits has not been included. Each of our NEOs also received dividend equivalents on RSU and restricted stock awards issued under the terms of previously granted equity awards, and with respect to RSU and restricted stock awards granted after January 1, 2017, our NEO have received accrued cash dividends on such awards. Consistent with SEC rules, the value of these dividends dividend equivalents has not been included in this table because the right to receive future dividends was factored into the grant date fair value of the initial awards under FASB ASC Topic 718. See “—Outstanding Equity Awards at 2017 Fiscal Year-End” for information on dividend equivalent awards held by our NEOs.

(3)	Mr. Sibbald’s salary has not changed since he joined us and has been converted at a constant exchange rate of £0.625 to U.S. $1.00. Mr. Sibbald’s 2015 cash bonus was converted at an exchange rate of £0.654 to U.S. $1.00. Mr. Sibbald’s 2016 cash bonus was converted at an exchange rate of £0.738 to U.S. $1.00. Mr. Sibbald’s 2017 cash bonus and 2017 payment in lieu of a pension contribution were each converted at an exchange rate of £0.776 to U.S. $1.00.

Grants of Plan-Based Awards in 2017

Name	Grant Date	Estimated Future Payments under Non-Equity Incentive Plan Awards			Estimated Future Payments under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards(1) ($)
	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Roger C. Altman	2/14/2017	—	—	—	—	—	—	31,888	2,502,411
Ralph L. Schlosstein	2/14/2017	—	—	—	—	—	—	38,266	3,002,924
John S. Weinberg	—	—	—	—	—	—	—	—	—
Robert B. Walsh	2/14/2017	—	—	—	—	—	—	13,298	1,043,561
Andrew Sibbald	2/14/2017	—	—	—	—	—	—	44,518	3,493,550

(1)	Represents the grant date fair value of the awards, as computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2017 Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1) (#)		Market Value of Shares or Units of Stock That Have Not Vested(7) ($)
Roger C. Altman	146,152	(2)	13,153,680
Ralph Schlosstein	117,508	(3)	10,575,720
John S. Weinberg	1,138,000	(4)	102,420,000
Robert B. Walsh	42,565	(5)	3,830,850
Andrew Sibbald	114,677	(6)	10,320,930

(1)	All RSUs are subject to accelerated vesting upon a change in control, qualifying retirement, the executive’s death or the executive’s disability. See “—Employment Agreements and Awards—Evercore Annual Equity Awards” below for a further discussion on the terms of the RSUs.

(2)	This amount consists of 142,524 RSUs granted to Mr. Altman and 3,628 dividend equivalent RSUs, which vest as follows:

—	9,194 of the RSUs and 596 of the dividend equivalent RSUs vested on February 4, 2018.

—	15,799 of the RSUs and 707 of the dividend equivalent RSUs vested on February 4, 2018; 15,799 of the RSUs and 712 of the dividend equivalent RSUs will vest on February 4, 2019.

—	23,281 of the RSUs and 537 of the dividend equivalent RSUs vested on February 4, 2018; 46,563 of the RSUs and 1,076 of the dividend equivalent RSUs will vest in two substantially equal installments on February 4, 2019 and 2020.

—	7,972 of the RSUs vested on February 4, 2018; 23,916 of the RSUs will vest in three substantially equal installments on February 4, 2019, 2020 and 2021.

(3)	This amount consists of 114,860 RSUs granted to Mr. Schlosstein and 2,648 dividend equivalent RSUs, which vest as follows:

—	9,769 of the RSUs and 632 of the dividend equivalent RSUs vested on February 4, 2018.

—	10,816 of the RSUs and 485 of the dividend equivalent RSUs vested on February 4, 2018; 10,816 of the RSUs and 487 of the dividend equivalent RSUs vest on February 4, 2019.

—	15,064 of the RSUs and 348 of the dividend equivalent RSUs vested on February 4, 2018; 30,129 of the RSUs and 696 of the dividend equivalent RSUs vest in two substantially equal installments on February 4, 2019 and 2020.

—	9,566 of the RSUs vested on February 4, 2018; 28,700 of the RSUs vest in three substantially equal installments on February 4, 2019, 2020 and 2021.

(4)	This amount consists of 738,000 RSUs granted to Mr. Weinberg and 400,000 Class I-P units. The RSUs vest on the dates listed below, in each case subject to his continuous employment through such date (or earlier, upon a change in control, a termination of Mr. Weinberg’s employment without cause or due to his death, disability or resignation for good reason, or Mr. Weinberg’s retirement on or following January 15, 2022 (subject to a one-year notice requirement)):

—	126,000 of the RSUs vested on March 1, 2018.

—	126,000 of the RSUs vest on March 1, 2019.

—	126,000 of the RSUs vest on March 1, 2020.

—	126,000 of the RSUs vest on March 1, 2021.

—	234,000 of the RSUs vest on March 1, 2022.

Mr. Weinberg holds 400,000 Class I-P units that vest on March 1, 2022, subject to certain stock price performance conditions and Mr. Weinberg’s continuous employment through such date (or earlier, upon a termination of Mr. Weinberg’s employment without cause or due to his death, disability or resignation for good reason, or Mr. Weinberg’s retirement on or following January 15, 2022 (subject to a one-year notice requirement)). As of December 31, 2017, the stock price condition for all 400,000 Class I-P units had been satisfied.

This amount excludes Mr. Weinberg’s initial sign-on restricted cash award with a target payment amount of $35 million, of which $11 million is scheduled to vest on March 1, 2019 and $6 million is scheduled to vest on each of the first four anniversaries of March 1, 2019, which will be reported as compensation in the years in which it is earned.

(5)	This amount consists of 41,556 RSUs granted to Mr. Walsh and 1,009 dividend equivalent RSUs, which vest as follows:

—	3,333 of the RSUs and 218 of the dividend equivalent RSUs vested on February 4, 2018.

—	4,861 of the RSUs and 217 of the dividend equivalent RSUs vested on February 4, 2018; 4,862 of the RSUs and 221 of the dividend equivalent RSUs will vest on February 4, 2019.

—	5,067 of the RSUs and 118 of the dividend equivalent RSUs vested on February 4, 2018; 10,135 of the RSUs and 235 of the dividend equivalent RSUs will vest in two substantially equal installments on February 4, 2019 and 2020.

—	3,324 of the RSUs vested on February 4, 2018; 9,974 of the RSUs will vest in three substantially equal installments on February 4, 2019, 2020 and 2021.

(6)	This amount consists of 112,454 RSUs granted to Mr. Sibbald and 2,223 dividend equivalent RSUs, which vest as follows:

—	4,230 of the RSUs and 277 of the dividend equivalent RSUs vested on February 4, 2018.

—	10,818 of the RSUs and 485 of the dividend equivalent RSUs vested on February 4, 2018; 10,819 of the RSUs and 487 of the dividend equivalent RSUs will vest on February 4, 2019.

—	14,023 of the RSUs and 325 of the dividend equivalent RSUs vested on February 4, 2018; 28,046 of the RSUs and 649 of the dividend equivalent RSUs will vest in two substantially equal installments on February 4, 2019 and 2020.

—	11,129 of the RSUs vested on February 4, 2018; 33,389 of the RSUs will vest in three substantially equal installments on February 4, 2019, 2020 and 2021.

(7)	The market value is based upon the closing price of our Class A common stock on December 29, 2017 ($90.00).

Options Exercised and Stock Vested in 2017

Although we have had the authority to issue stock options since our IPO, we have not done so. Accordingly, the below table is with respect to the vesting of RSUs, including dividend equivalent RSUs, and other stock-based awards.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(1) ($)
Roger C. Altman	69,938		5,519,857
Ralph Schlosstein	105,452	(2)	8,219,136
John S. Weinberg	—		—
Robert B. Walsh	18,590		1,467,216
Andrew Sibbald	43,868		3,462,282

(1)	The value of the awards is based on the average of the high and low trading price of the Class A common stock on the vesting date (or if such date was not a trading day, on the trading day immediately preceding the vesting date).

(2)	Includes 50,000 RSUs comprising a special award subject to performance-based and time-based vesting conditions granted to Mr. Schlosstein on January 29, 2013 and 4,203 dividend equivalent RSUs related to such special award.

Nonqualified Deferred Compensation for 2017

In past years, we gave SMDs the election to receive the portion of their annual bonuses that is not paid in current cash in the form of deferred cash rather than RSUs, which had a similar four-year vesting schedule to RSUs. Deferred cash was credited under this arrangement when annual bonuses were declared (generally, in February of the year following the year to which the bonus relates). Pending distribution, these deferred cash amounts were notionally invested in one or more registered mutual funds selected by the executive from a list of funds established by us. None of our NEOs had a deferred cash balance during 2017. There were no deferred cash awards granted to any NEOs for 2017 performance.

Potential Payments upon Termination of Employment or Change in Control

The following table describes the potential incremental payments and benefits to which our NEOs would be entitled upon termination of employment or a change in control. All calculations in this table are based on an assumed termination date of December 31, 2017 and the completion of a full fiscal year, and all defined terms are as defined in the respective employment agreements of each NEO, which are summarized below under “—Employment Agreements and Awards.”

The amounts shown in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as continuation of health care benefits through the end of the month of the termination of employment. While our NEOs’ rights in respect of RSUs granted in connection with bonuses and deferred cash awards are subject to continued vesting upon a qualifying retirement, as described above, none of our NEOs have given the advance notice required for such qualifying retirement. Accordingly, none of our NEOs would have been eligible for this benefit as of December 31, 2017 and this benefit is therefore not illustrated in the table below for those awards.

Name	Lump Sum Cash Severance Payment ($)		2017 Fiscal Year Bonuses ($)		Continuation of Medical Benefits ($)		Accelerated Vesting of Equity Awards ($)	Accelerated Vesting of Cash Awards ($)		Other ($)		Total ($)
	(dollars in thousands, except share data)
Roger C. Altman
Termination due to death or disability	—		6,500	(1)	—		13,154 (2)	—		—		19,654
Termination by us without “cause” or by the executive for “good reason” or if we elect not to extend term (“Qualifying Terminations”)	14,333	(3)	6,500	(1)	18	(4)	13,154(2)	—		—		34,005
Qualifying Termination within six months prior to or anytime following a change in control	21,500	(5)	6,500	(1)	26	(6)	13,154(2)	—		15,464	(7)	56,644
Change in control (regardless of whether executive’s employment terminates)	—		—		—		13,154(2)	—		—		13,154
Ralph L. Schlosstein
Change in control (regardless of whether executive’s employment terminates), termination due to death, disability or termination by us without “cause”	—		—		—		10,576(8)	—		—		10,576
John S. Weinberg
Change in control (regardless of whether executive’s employment terminates), termination due to death, disability, termination by us without “cause” or resignation for “good reason”	—		—		—		102,420(9)	35,000	(10)	—		137,420
Robert B. Walsh
Change in control (regardless of whether executive’s employment terminates), termination due to death or disability, or termination by us without cause	—		—		—		3,831(11)	—		—		3,831
Andrew Sibbald
Change in control (regardless of whether executive’s employment terminates), termination due to death or disability, or termination by us without cause	—	(12)	—		—		10,321(13)	—		—		10,321

(1)	This amount consists of Mr. Altman’s annual bonus for the 2017 fiscal year; Mr. Altman would otherwise be required to remain employed through the bonus payment date in order to receive these amounts. Note that approximately 50% of the annual bonus payable to Mr. Altman would have been paid in the form of restricted securities, subject to time-based vesting over a period of up to four years, but we have assumed for illustrative purposes only that when paid in connection with a severance event, Mr. Altman would have been paid the entire annual bonus in cash with no grants of equity securities subject to vesting.

(2)	This amount represents the value of 146,152 otherwise unvested RSUs based on the closing price of our Class A common stock on December 29, 2017 ($90.00).

(3)	This amount is equal to two times the greater of: (i) the sum of (A) Mr. Altman’s base salary and (B) Mr. Altman’s average annual bonus for the three most recently completed fiscal years; or (ii) the average of the aggregate amount of cash compensation payable to our three most highly paid executive officers in the fiscal year preceding the year of termination.

(4)	This amount represents the estimated present value of the employer-paid portion of premium payments for 24 months of medical, dental and vision insurance coverage.

(5)	This amount is equal to three times the greater of: (i) the sum of (A) Mr. Altman’s base salary and (B) Mr. Altman’s average annual bonus for the three most recently completed fiscal years; or (ii) the average of the aggregate amount of cash compensation payable to our three most highly paid executive officers in the fiscal year preceding the year of termination.

(6)	This amount represents the estimated present value of the employer-paid portion of premium payments for 36 months of medical, dental and vision insurance coverage.

(7)	If payments or benefits provided to Mr. Altman in connection with a change in control result in an “excess parachute payment” excise tax being imposed on Mr. Altman, he is entitled to a gross-up payment equal to the amount of the excise tax, as well as the excise tax and income tax on the gross-up payment. This amount represents the estimated gross-up payment that would be made to Mr. Altman in the event his employment is terminated by us without “cause” or by Mr. Altman for “good reason” on December 31, 2017, within six months prior to or anytime following a change in control. The actual amount of a gross-up payment, if any, will depend on the facts in existence at the time of any change in control and/or employment termination.

(8)	This amount represents the value of 117,508 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 29, 2017 ($90.00).

(9)	This amount is equal to the sum of (i) $66,420,000, representing the value of 738,000 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 29, 2017 ($90.00), and (ii) $36,000,000, representing the unvested portion of Mr. Weinberg’s Class I-P units, based on the closing price of our Class A common stock on December 29, 2017 ($90.00), which reflects the achievement of the performance vesting conditions applicable to such units (upon vesting, such Class I-P units would become convertible into Class I units and, following conversion, exchangeable into shares of our Class A common stock).

(10)	This amount represents the unvested portion of Mr. Weinberg’s initial cash award, at target value. Mr. Weinberg’s initial cash award is payable in a lump sum upon a change in control, but otherwise would be payable on its original payment schedule.

(11)	This amount represents the value of 42,565 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 29, 2017 ($90.00).

(12)	Pursuant to his employment agreement, Mr. Sibbald is entitled to 6 months’ prior notice of a termination of employment. We may pay Mr. Sibbald his base compensation and provide other customary benefits in lieu of providing such notice. However, we have assumed for purposes of this table that Mr. Sibbald had been provided with notice of termination no later than June 30, 2017.

(13)	This amount represents the value of 114,677 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 29, 2017 ($90.00).

Employment Agreements and Awards

Our Rationale for Agreements that Provide for Payments to Executives upon the Occurrence of Specified Events

The employment agreements we entered into with some of our NEOs provide for severance payments. In addition, some of those agreements provide for additional payments in connection with a change in control or a termination that occurs after a change in control (including, for Mr. Altman, a payment to compensate them for excise taxes that could arise in such circumstances).

We believe that these severance and change in control arrangements mitigate some of the risk that exists for executives working in a public company, while also appropriately balancing incentives and providing certainty to our executives, and, for Mr. Altman, will make him whole in the case of any potential tax penalty in connection with a change of control. In addition, due to the fact that there has historically been significant acquisition activity in the financial services industry, there is a possibility that we could be acquired in the future. Accordingly, we believe that severance and change in control arrangements are necessary to enable key executives to evaluate objectively the benefits to our stockholders of a proposed transaction, notwithstanding its potential effects on their own job security.

Employment Agreement with Mr. Altman

Pursuant to the terms of Mr. Altman’s employment agreement, Mr. Altman will have automatic, successive one-year extensions of his employment expiring on August 10 of the relevant year, unless either party gives the other 60 days’ prior notice that the term will not be extended.

Mr. Altman’s employment agreement provides for an annual base salary of $500,000 and an annual bonus as determined in the discretion of the Compensation Committee. According to Mr. Altman’s employment agreement, up to 50% of the annual bonus payable to him may be payable in the form of our restricted securities, with such restricted securities vesting in four equal annual installments (or at such faster rate and subject to acceleration upon certain specified events as may be applicable to restricted securities issued in the same fiscal year to our other SMDs).

Pursuant to his employment agreement, if Mr. Altman’s employment terminates prior to the expiration of the term due to his death or disability, he would be entitled to receive (1) any base salary earned but unpaid through the date of termination; (2) reimbursement for any unreimbursed business expenses properly incurred by him; (3) such employee benefits, if any, to which he may be entitled under our employee benefit plans (the payments and benefits described in (1) through (3) are referred to as the “accrued rights”); (4) lump sum payments equal to his earned but unpaid annual bonus, if any, payable in respect of the fiscal year immediately preceding the fiscal year in which the termination occurs, to be paid when such bonus would have otherwise been payable had his employment not terminated; and (5) a pro-rated portion of the annual bonus, calculated based on the number of months (and any fraction thereof) he is employed during the fiscal year in which a termination of employment occurs and in respect of which such bonus is payable, relative to 12 months.

If Mr. Altman’s employment is terminated prior to the expiration of the term (or such extension thereof) by us without “cause” (as defined below) or by him for “good reason” (as defined below) or if we elect not to extend the term (each a “qualifying termination”), he would be entitled, subject to his compliance with specified restrictive covenants, to (A) a lump sum payment equal to two times (three times in the case of a qualifying termination that occurs on or following our “change in control” (as defined in the employment agreement)) the greater of (x) the sum of (1) his annual base salary and (2) his average annual bonus for the three most recently completed fiscal years and (y) the average of the aggregate amount of cash compensation payable to our three most highly paid executives in the most recently completed fiscal year; (B) any “accrued rights” (as defined above); (C) lump sum payments equal to Mr. Altman’s earned but unpaid annual bonus, if any, payable in respect of the fiscal year immediately preceding the fiscal year in which the termination occurs, to be paid when such bonuses would have otherwise been payable had Mr. Altman’s employment not terminated; and (D) a pro-rated portion of the annual bonus, calculated based on the number of months (and any fraction thereof) Mr. Altman is employed during the fiscal year in which a termination of employment occurs and in respect of which such bonus is payable, relative to 12 months. Mr. Altman would also be entitled to receive continued coverage for himself and his spouse and dependents under our medical plans for two years (three years in the case of a qualifying termination that occurs on or following a change in control), subject to payment by him of the same premiums he would have paid during such period of coverage if he were an active employee. Any termination by us without cause within six months prior to the occurrence of a change in control would be deemed to be a termination of employment on the date of such change in control. The severance benefits payable to Mr. Altman are conditioned on his continued compliance with specified confidentiality, non-solicitation and proprietary information covenants following his termination of employment with us. For purposes of Mr. Altman’s employment agreement, “cause” means the occurrence of: (1) Mr. Altman’s breach of a material obligation under the governing documents of our entities, (2) Mr. Altman’s conviction of, or plea of guilty or nolo contendere in respect of, any felony, (3) Mr. Altman’s perpetration of a fraud against us, (4) Mr. Altman’s willful and continued failure to perform his duties to us or (5) any willful misconduct by Mr. Altman which could reasonably have an adverse effect on his ability to function as our employee or on our business or reputation. For purposes of Mr. Altman’s employment agreement, “good reason” means: (1) our failure to pay Mr. Altman’s base salary and annual bonus (if such amounts become payable to Mr. Altman), (2) any diminution in Mr. Altman’s title or authority with us, (3) our failure to provide Mr. Altman with the employee benefits or perquisites provided for in the employment agreement, or (4) the failure to re-elect him as a member of the Board.

In the event of a termination of Mr. Altman’s employment which is not a qualifying termination or a termination due to his death or disability (including if Mr. Altman resigns without good reason), Mr. Altman would be entitled to receive any “accrued rights” (as defined above).

Mr. Altman has also entered into confidentiality, non-solicitation and proprietary information agreements with us. Pursuant to these agreements, he is subject to a covenant not to (1) compete with us while employed and for 24 months following his termination of employment for any reason and (2) solicit our employees, consultants and certain actual and prospective clients while employed and for 12 months following his termination of employment for any reason, in each case, subject to certain specified exclusions.

If a dispute arises out of the employment agreement with Mr. Altman, we would pay his reasonable legal fees and expenses incurred in connection with such dispute if he prevails on substantially all issues in dispute.

In addition, if payments or benefits provided to Mr. Altman under an employment agreement or any other plan or agreement in connection with a change in control result in an “excess parachute payment” excise tax being imposed on him, he would be entitled to a gross-up payment equal to the amount of the excise tax, as well as the excise tax and income tax on the gross-up payment.

Employment Agreement with Mr. Schlosstein

Mr. Schlosstein’s employment agreement with us ended in accordance with its terms on May 21, 2014. Mr. Schlosstein continues to be employed by us as an at will employee.

In connection with his employment agreement, Mr. Schlosstein also entered into a confidentiality, non-solicitation and proprietary information agreement with us that remains in effect. Pursuant to this agreement, Mr. Schlosstein is subject to a covenant not to (1) compete with us while employed and for 12 months following his termination of employment for any reason and (2) solicit our employees, consultants and certain actual and prospective clients while employed and for 12 months following his termination of employment for any reason, in each case, subject to certain specified exclusions. Notwithstanding the foregoing, in the event of a termination of Mr. Schlosstein’s employment without cause or for good reason, the non-competition and non-solicitation restrictions will only apply for six months and only if we elect to pay Mr. Schlosstein’s base salary and provide continued medical plan coverage during such period.

In addition, if a dispute arises out of the employment agreement with Mr. Schlosstein, we would pay Mr. Schlosstein’s reasonable legal fees and expenses incurred in connection with such dispute if he prevails in substantially all material respects on the issues presented for resolution.

Schedule of Terms with Mr. Sibbald

In connection with the 2011 acquisition of Lexicon, we entered into a Schedule of Terms with Mr. Sibbald. Pursuant to such Schedule of Terms and related agreements, Mr. Sibbald became a member and CEO of Evercore International.

Mr. Sibbald is entitled to take such monthly drawings as advised by the Executive Committee of Evercore International, from time to time, subject to a minimum monthly drawing of £20,833 (approximately $26,847 based on an exchange rate for 2017 of £0.776 to U.S. $1.00). The Executive Committee of Evercore International is solely responsible in its absolute discretion for determining Mr. Sibbald’s share of the distributable cash of Evercore International. Evercore International will also pay 17.5% of his monthly drawing into a proposed pension plan selected by Mr. Sibbald, subject to tax limits that may apply from time to time, and provide death in service benefits equal to four times his annual drawings and other health and welfare benefits offered to other members.

Mr. Sibbald may elect to terminate his membership with or without “good reason” (as defined below) upon six months’ prior written notice to Evercore International, and Evercore International may terminate Mr. Sibbald’s membership without “cause” (as defined below) by providing six months’ prior written notice to him. Upon a termination, Evercore International may elect to pay Mr. Sibbald in lieu of part or all of any notice. This payment will consist of Mr. Sibbald’s permitted drawings and other customary benefits as provided for in the Schedule of Terms. Evercore International may terminate Mr. Sibbald’s membership for cause with no notice.

For purposes of Mr. Sibbald’s Schedule of Terms, “good reason” means the occurrence of (1) a reduction in Mr. Sibbald’s drawings or the other benefits provided for in his Schedule of Terms or a diminution in his title or status (such that he is no longer a SMD); (2) Mr. Sibbald’s dismissal, if the Executive Committee so determines, for not participating in a capital call in accordance with the Evercore International Deed; (3) Mr. Sibbald’s removal from office as CEO of Evercore International, or chairman of Evercore International, or Executive Committee representative of Evercore International without such removal having first been ratified by the Executive Committee; (4) a material, unremedied breach by Evercore International or its corporate members of the terms of the Evercore International Deed or Mr. Sibbald’s Schedule of Terms; (5) any other circumstances that, were Mr. Sibbald an employee of Evercore International, would amount to a fundamental breach of his contract of employment; or (6) any other circumstance which a Queen’s Counsel of at least 25 years’ call who specializes in employment law confirms would have had a real prospect of success as a claim for dismissal for good reason had Mr. Sibbald been an employee of Evercore, Evercore International or any of their respective affiliates; however, neither removal from any directorship of Evercore International or any of its subsidiaries or from any regulatory office which Mr. Sibbald performs pursuant to certain rules or regulations, nor the making of any amendments to the terms and conditions of his benefits provided for in his Schedule of Terms to the extent required to comply with changes in all applicable law and regulation, would be deemed to be good reason.

In addition, for purposes of Mr. Sibbald’s Schedule of Terms, “cause” means the occurrence of (1) a material breach by Mr. Sibbald of his Schedule of Terms or the Evercore International Deed or any other material breach by Mr. Sibbald of his duties; (2) Mr. Sibbald’s failure to pay over or refund to Evercore International any money for which he is accountable to Evercore International in excess of £5,000 (approximately $6,443, based on an exchange rate for 2017 of £0.776 to U.S. $1.00) within 14 days after being required in writing to do so by the executive committee; (3) Mr. Sibbald becoming subject to the bankruptcy laws or entering into any composition or arrangement with or for the benefit of his creditors; (4) Mr. Sibbald acting in any respect contrary to the good faith or goodwill which ought to be observed between members of Evercore International or in a manner tending to bring Evercore International into disrepute that, in any such case, has a material adverse effect on the business; (5) Mr. Sibbald being absent from the business for a material period of time on a material number of occasions; (6) Mr. Sibbald misusing confidential information in a manner that has a material adverse effect on the business; (7) Mr. Sibbald’s (a) conviction of an offense under any law or regulation relating to insider dealing or, through any act or omission on his part, breached or caused Evercore International to breach any securities laws, or any rules or regulations to which Evercore International is or may be bound, in a manner that has a material adverse effect on the business, (b) breach of the provisions of the Evercore International compliance manual in a manner which has a material adverse effect on the business, (c) conviction of a criminal offense or being reasonably suspected by the CEO of the Company after having made all reasonable enquiries, of being guilty of fraud, theft, criminal damage or willful dishonesty, (d) abuse of alcohol in the course of conducting the business or while on the premises of Evercore International or (e) assault on any person during the conduct of his duties or while on the premises of the Company, Evercore International or any of their respective affiliates or any client of the Company, Evercore International or any of their respective affiliates; (8) Mr. Sibbald committing arson of property or sabotage of machinery and/or materials which are on the premises of or belong to the Company, Evercore International or any of their respective affiliates or any client of the Company, Evercore International or any of their respective affiliates or any act or omission constituting unlawful discrimination (directly, indirectly or by association) on grounds of sex, race, disability, age, sexual orientation or religion or belief, or harassment on any of these grounds; (9) Mr. Sibbald giving false information on employment, health and previous experience relevant to his appointment as a member of Evercore International; or (10) following receipt of a written warning from the CEO of the Company, Mr. Sibbald failing to remedy within 10 business days what the CEO of the Company and a supermajority of the senior SMDs acting fairly, reasonably, on a fully informed basis and in good faith conclude was a deliberate and unreasonably continuous disregard of his fundamental obligation to commit time and effort to the performance of his duties pursuant to the Evercore International Deed of such magnitude as to justify his summary dismissal.

If Mr. Sibbald’s service is terminated due to his death, permanent incapacity, being removed without cause (which includes constructive termination) or qualifying retirement, or if Mr. Sibbald terminates his service with Evercore International in connection with our failure to provide Evercore International sufficient regulatory capital, working capital or insurance coverage or another material breach of provisions of the Evercore International Deed, then he would be deemed to be a “good leaver” and in all other circumstances, he would be deemed to be a “bad leaver.” If Mr. Sibbald is deemed to be a good leaver, he will be entitled to retain any unvested deferred compensation and if Evercore has also committed a material breach of the Evercore International Deed, then he will be released from his post-membership restrictive covenant obligations.

Under the Schedule of Terms, Mr. Sibbald agreed to specified restrictive covenants. During his membership (including the six-month notice periods discussed above) and, until the vesting of all of the unvested restricted shares that Mr. Sibbald will receive in accordance with the Lexicon Agreement, for six months afterwards, Mr. Sibbald is subject to a covenant not to (1) compete with us, Evercore International or any of our and Evercore International’s respective affiliates and (2) solicit our or their employees, and certain actual and prospective clients, in each case, subject to specified exclusions. Notwithstanding the foregoing, in the event Mr. Sibbald elects to terminate the Schedule of Terms for good reason, he would no longer be subject to the notice requirements and restrictive covenants, if at the time of such termination there are no circumstances which would give Evercore International grounds for his dismissal for cause.

Mr. Sibbald is also subject to standard confidentiality and proprietary information covenants set forth in the Schedule of Terms.

Employment Agreement with Mr. Weinberg

Mr. Weinberg’s employment agreement provides for a term continuing until March 1, 2023, and annual compensation as follows: (1) an annual base salary in an amount equal to the greater of (x) $500,000 and (y) the then current annual base salary of Mr. Schlosstein, and (2) an annual bonus, with the actual bonus award payable to be determined in the sole discretion of the Compensation Committee based on the achievement of pre-established performance criteria established by the Compensation Committee, on terms no less favorable than those applicable to Mr. Schlosstein. Following Mr. Schlosstein’s retirement or termination, Mr. Weinberg’s threshold, target and maximum bonus opportunity shall be no less favorable than as applicable to Mr. Weinberg prior to such retirement or termination, and Mr. Weinberg’s bonus will be determined on a basis no less favorable than that applicable to the other executive officers of the Company. A percentage of Mr. Weinberg’s annual bonus, to be determined in the discretion of the Compensation Committee (but which percentage shall be the same percentage payable to Mr. Schlosstein or, following Mr. Schlosstein’s retirement or termination, the other executive officers of the Company) will be delivered in the form of deferred compensation.

Pursuant to his employment agreement, Mr. Weinberg received an initial sign-on restricted cash award with a target payment amount of $35 million, of which $11 million is scheduled to vest on March 1, 2019 and $6 million is scheduled to vest on each of the first four anniversaries of March 1, 2019, subject to Mr. Weinberg’s continued employment through each such vesting date except as noted below. The Compensation Committee has discretion to increase or decrease the amount payable on each vesting date based on performance criteria to be discussed with Mr. Weinberg and determined by the Compensation Committee at least annually. The Compensation Committee may not, however, without Mr. Weinberg’s consent, increase the amount payable on any applicable vesting date to more than 200% of the target amount or decrease the amount payable by more than 25% of the target amount. In the event of a “change in control” (as defined in the 2016 Plan), the initial cash award will vest in full at the target payment amount.

In addition to the foregoing, Mr. Weinberg will be entitled to participate in all Company employee benefit programs on terms no less favorable than those generally provided to Mr. Schlosstein (or, following Mr. Schlosstein’s retirement or termination, other executive officers of the Company).

The employment agreement further provides that if Mr. Weinberg’s employment is terminated by us without “cause,” by Mr. Weinberg for “good reason” or as a result of death or “disability” (each as defined in the employment agreement), then, subject to his execution, delivery and non-revocation of a release of claims with respect to the Company and its affiliates, Mr. Weinberg will be entitled to receive, in addition to certain accrued rights, (i) to the extent not already vested, full vesting of his initial RSU award (as described below); (ii) to the extent not already vested and paid, full vesting of his initial cash award, which shall be paid in accordance with the original payment schedule (with the Company to determine in good faith the amounts payable pursuant to the initial cash award based on the performance criteria established with respect to each vesting tranche); and (iii) full satisfaction of the service vesting condition applicable to his Class I-P units, with the Class I-P units remaining outstanding for one year, during which time the applicable performance vesting conditions may be satisfied. In addition, Mr. Weinberg is entitled to receive his annual bonus for any completed fiscal year preceding the termination date, provided that the Company may issue up to 50% of such amount in shares of fully-vested Class A common stock.

Notwithstanding the foregoing, if Mr. Weinberg retires on or after May 1, 2019 and satisfies the six month prior written notice requirement associated with retirement eligibility in this case, Mr. Weinberg will be deemed to have satisfied the service requirements necessary for full vesting of the initial cash award, and Mr. Weinberg is entitled to be paid the relevant cash amounts (to be determined in good faith by the Company based on the performance criteria established with respect to each vesting tranche) in accordance with the original payment schedule. Further, if Mr. Weinberg retires on or following January 15, 2022 and satisfies the one year prior written notice requirement associated with retirement eligibility in this case, Mr. Weinberg will be deemed to have satisfied the age and service requirements necessary for full vesting of all deferred compensation and then-unvested equity awards (including equity awards granted to Mr. Weinberg in respect of his annual bonuses, if any, and his initial RSU award and Class I-P units), with such deferred compensation and equity awards generally to be paid out or settled, as applicable, in accordance with the original payment or vesting schedule. The right to receive the initial cash award, deferred compensation and equity awards following retirement is subject to continued compliance with the restrictive covenants set forth in his restrictive covenant agreement (as described below), regardless of whether the applicable time limits have otherwise expired.

In connection with the employment agreement, Mr. Weinberg also entered into a confidentiality, non-solicitation and proprietary information agreement with the Company. Pursuant to this agreement, Mr. Weinberg is subject to a covenant not to (i) compete with the Company or its affiliates while employed and for 12 months following his termination of employment for any reason and (ii) solicit our employees, consultants and certain actual and prospective clients while employed and for 12 months following his termination of employment for any reason, in each case, subject to certain specified exclusions. This agreement also contains a covenant not to disclose confidential information and an assignment of property rights provision.

Special One-Time Equity and Partnership Unit Awards to Mr. Weinberg

The Company granted 900,000 RSUs to Mr. Weinberg in connection with his employment with the Company as its Executive Chairman. This one-time grant of RSUs is subject to the terms of the RSU award agreement entered into on November 15, 2016 with Mr. Weinberg and are generally governed by terms and conditions identical to those of the 2016 Plan (to the extent such terms and conditions do not conflict with the RSU award agreement). Subject to Mr. Weinberg remaining in continuous service with the Company through the applicable vesting date, the RSUs are scheduled to vest 18% on December 31, 2016, 14% on each of the first four anniversaries of March 1, 2017, and 26% on March 1, 2022. In addition, any otherwise unvested RSUs shall become fully vested upon (i) a “change in control” (as defined in the 2016 Plan), (ii) Mr. Weinberg’s death or “disability” (as defined in the 2016 Plan), (iii) a termination of Mr. Weinberg’s employment by the Company without “cause” or Mr. Weinberg’s resignation for “good reason,” (each as defined in Mr. Weinberg’s employment agreement) or (iv) Mr. Weinberg’s retirement on or following January 15, 2022 (subject to satisfying the one year prior written notice requirement). The RSUs are entitled to dividend equivalent rights or accrued cash dividends on such awards, which will be subject to the same terms and conditions (including the same vesting and delivery schedule) as the underlying RSUs. If Mr. Weinberg violates the terms of his restrictive covenant agreement with the Company he will immediately forfeit any remaining RSUs for which shares of Class A common stock have not yet been delivered (including any dividend equivalent rights or accrued cash dividends in respect of such RSUs). The RSUs were awarded outside the 2016 Plan in reliance on the employment inducement exception provided under Section 303A.08 of the New York Stock Exchange Listed Company Manual.

In addition, on November 15, 2016, the Company, Evercore LP and Mr. Weinberg entered into an incentive subscription agreement pursuant to which Mr. Weinberg subscribed for a one-time grant of 400,000 Class I-P units, which are structured as “profits interests” under applicable tax rules, and one share of Class B common stock of the Company, which share will entitle Mr. Weinberg to one vote for each partnership unit then held by Mr. Weinberg. The Class I-P units convert into a specified number of Class I units upon satisfaction of both service vesting conditions and performance vesting conditions. The service vesting conditions will be satisfied if Mr. Weinberg remains a full-time employee in good standing through March 1, 2022 or, if prior to the such date, (i) Mr. Weinberg’s employment with the Company terminates due to death or “disability” (as defined in the 2016 Plan), (ii) Mr. Weinberg’s employment is terminated by the Company without “cause,” (as defined in his employment agreement) (iii) Mr. Weinberg resigns for “good reason” (as defined in his employment agreement) or (iv) Mr. Weinberg retires on or following January 15, 2022 (each such event, a “qualifying termination”). The performance vesting conditions will be satisfied if, at any time after the grant date but prior to the earlier of March 1, 2022 and the first anniversary of a qualifying termination, the average of the high and low price of the Company’s Class A common stock on a trading day meets or exceeds the following thresholds:

•	200,000 Class I-P units will be eligible to vest and convert into 200,000 Class I units if the stock price is equal to or greater than $65 for 20 consecutive trading days (which occurred during 2016); and

•	200,000 Class I-P units will be eligible to vest and convert into 200,000 Class I units if the stock price is equal to or greater than $75 for 20 consecutive trading days (which occurred during 2017).

Notwithstanding anything in the foregoing to the contrary, Mr. Weinberg’s employment agreement provides that in the event of a change in control (as defined in the 2016 Plan), the service vesting condition shall be satisfied and the performance vesting condition may be satisfied (in full or in part) based on the value of the per share consideration paid in such change in control or, as applicable, the per share value of Class A common stock implied by such transaction. Subject to compliance with applicable tax guidance with respect to profits interests, immediately prior to a change in control, the Class I-P units will vest and automatically convert into the number of Class I units that would be issuable if the performance vesting condition was satisfied based on a stock price equal to the transaction price plus $10.00. The Class I-P units are subject to forfeiture in the event of a breach of the terms of Mr. Weinberg’s restrictive covenant agreement. The Class I-P units were awarded outside any stockholder approved equity-compensation plan in reliance on the employment inducement exception described above.

Evercore Annual Equity Awards

Our RSUs granted in connection with bonuses vest in substantially equal annual installments over four years, subject to accelerated vesting upon death, disability, change in control, qualifying retirement and termination without cause. When deferred compensation is awarded in the form of RSUs, the RSUs include dividend equivalent rights payable in the form of cash or additional RSUs, at the Company’s election, which cash or additional RSUs will vest and be settled on the same terms as the original RSUs to which they relate.

The RSUs will continue to be paid (or released from restriction) on the original vesting schedule following a qualifying retirement as long as the recipient complies with his or her non-competition commitments, gives one year’s advanced notice of his or her decision to retire and, at the time of retirement, (a) is at least 55 years old and has completed at least five years of continuous service with the Company and (b) his or her age plus years of service exceeds 65. If a qualified retiree violates his or her non-competition commitments at any time before a scheduled release date, the undelivered shares will be forfeited. Because the general vesting period of these awards is four years, this will provide an incentive for qualified retirees to refrain from competition or client solicitation for up to four years.

The vesting of deferred compensation awards is also subject to accelerated vesting upon a termination of the recipient’s service by us without “cause,” subject to his or her execution of a general release of claims against us and our affiliates. For this purpose, “cause” for U.S. partners and employees generally means (1) the employee’s material breach of any restrictive covenants or any of our published policies (including our Code of Ethics); (2) any act or omission by the employee that causes us or the employee to be subject to discipline under any law, rule or regulation related to our business, or any rule of any exchange or association of which we are a member; (3) the employee’s conviction of, or plea of guilty or no contest to, any felony; (4) the employee’s participation in any fraud or embezzlement; (5) gross negligence or willful misconduct by the employee in the course of employment or the employee’s deliberate and continuous disregard of his or her material duties; or (6) the employee’s commission of any act or making of any statement that impairs, impugns, denigrates, disparages or otherwise negatively reflects on us or our reputation or business interests. For non-U.S. partners and employees, the cause definition is substantively similar.

The RSUs are subject to the terms of our clawback policy and our anti-hedging and anti-pledging policies.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement issued in connection with our Annual Meeting and in our Form 10-K.

Compensation Committee

Robert B. Millard, Chairman

Willard J. Overlock, Jr.

Sir Simon M. Robertson

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

PROPOSAL 2—NON-BINDING, ADVISORY VOTE

ON EXECUTIVE COMPENSATION

Summary of Proposal

✓	What is being voted on. An advisory vote to approve the 2017 compensation of our NEOs (“Say on Pay”).

✓	Board recommendation. Our Board unanimously recommends that you vote “FOR” the resolution approving the 2017 compensation of our NEOs.

Our Say on Pay Vote gives our stockholders the opportunity to cast an advisory vote to approve the compensation of all of our NEOs. We currently include this advisory vote on an annual basis. While the results of this vote are non-binding and advisory in nature, the Board values our stockholders’ opinions and will consider the results of the 2018 vote when making future decisions regarding the compensation of our NEOs.

We encourage you to review the following sections of this Proxy Statement for further information on our key compensation practices and the effect of stockholder feedback on NEO compensation:

✓	“Compensation Highlights” in our Compensation Discussion & Analysis (see page 41)

✓	“2017 Incentive Compensation Determinations” in our Compensation Discussion & Analysis (see page 42)

✓	“2017 Say on Pay Vote” in our Compensation Discussion & Analysis (see page 48)

Please note that these sections should be read in conjunction with our entire Compensation Discussion & Analysis (beginning on page 39), as well as the executive compensation tables and related disclosure that follow (beginning on page 50).

2018 Say on Pay Vote

In accordance with the requirements of Section 14A of the Exchange Act and Exchange Act Rule 14a-21(a), the below resolution gives stockholders the opportunity to cast an advisory vote on the compensation of our NEOs, as disclosed in this Proxy Statement, including the Compensation Discussion & Analysis, the executive compensation tables and related disclosure.

Accordingly, we are asking our stockholders to vote on the following resolution:

RESOLVED, that the compensation paid to the company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, executive compensation tables and any related narrative discussion, is hereby APPROVED.”

Proxies will be voted FOR the approval of the resolution unless otherwise specified.

PAY RATIO

Set forth below is the annual total compensation of our median employee, the annual total compensation of Mr. Schlosstein, and the ratio of those two values:

•	The 2017 annual total compensation of our median employee (other than our CEO) was $157,500;

•	The 2017 annual total compensation of our CEO, Mr. Schlosstein, was $6,752,924; and

•	For 2017, the ratio of the annual total compensation of Mr. Schlosstein to the annual total compensation of our median employee was 42.9 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Background

To identify our median employee, we used our entire employee population, excluding independent contractors and consultants, as of November 1, 2017 and measured compensation based on total pay (including the value of equity awards received in 2017, cash bonus, overtime pay, commissions and pensions) actually received over the period from January 1, 2017 through December 31, 2017.

As required by SEC rules, after identifying our median employee (who is located in the U.S.), we calculated 2017 annual total compensation for both our median employee and Mr. Schlosstein using the same methodology that we use to determine our named executive officers’ annual total compensation for the Summary Compensation Table.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth, as of April 23, 2018, information regarding the beneficial ownership of Evercore LP limited partnership units and our Class A common stock and Class B common stock held by (1) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class A common stock or Class B common stock, (2) each of our directors, (3) each of our NEOs and (4) all of our current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC, and thus the 7,770 shares of our Class A common stock that will be delivered in respect of RSUs that vest within 60 days of April 23, 2018 to certain individuals are deemed outstanding for calculating the percentage of outstanding shares of the person holding such RSUs, but are not deemed outstanding for calculating the percentage of any other person. Percentage of beneficial ownership is based upon (1) 40,724,371 shares of our Class A common stock issued and outstanding and (2) 6,982,897 votes associated with Class B common stock and Voting Units outstanding, excluding general partnership units held by the Company, in each case, as of April 23, 2018. Generally, all holders of Voting Units hold one or more shares of our Class B common stock. To our knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Evercore, 55 East 52nd Street, 38th floor, New York, New York 10055.

	Shares of Class A Common Stock Beneficially Owned		Voting Units Beneficially Owned†
Name of Beneficial Owner	Number of Shares of Class A Common Stock	Percentage of Class A Common Stock	Number of Voting Units††	Percentage of Voting Units	Total Combined Voting Power of Evercore
5% Stockholders
BlackRock, Inc.(1)	5,709,374	14.0%	—	—	12.0%
The Vanguard Group(2)	3,347,543	8.2%	—	—	7.0%
Directors
Roger Altman(3)	31,786	*	754,320	10.87%	1.6%
Richard I. Beattie(4)	23,143	*	—	—	*
Ellen V. Futter	—	*	—	—	*
Gail B. Harris(4)	44,013	*	—	—	*
Robert Millard(4)	44,627	*	—	—	*
Willard J. Overlock, Jr.(4).	4,918	*	—	—	*
Sir Simon M. Robertson(4)	1,295	*	—	—	*
Ralph L. Schlosstein(5)	285,463	*	600,000	8.59%	1.9%
John S. Weinberg(6)	146,355	*	400,000	5.73%	1.1%
William J. Wheeler(4)	4,877	*	—	—	*
Sarah K. Williamson	—	*	—	—	*
Named Executive Officers who are not Directors
Andrew Sibbald(7)	28,096	*	—	—	*
Robert Walsh(8)	48,770	*	1,200	*	*
Directors and Executive Officers as a Group (16 Persons)(9)	685,337	1.6%	4,299,320	61.6%	10.0%

*	Less than 1%.

(†)	The Class A and Class E limited partnership units of Evercore LP are exchangeable for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Beneficial ownership of Class A and Class E limited partnership units of Evercore LP reflected in this table has not also been reflected as beneficial ownership of the shares of our Class A common stock for which such units may be exchanged.

(††)	Generally, holders of Voting Units hold one or more shares of Class B common stock, which entitles such holder to one vote for each Voting Unit.

(1)	Based on information set forth in the Schedule 13G/A, filed January 19, 2018 (the “BlackRock 13G/A”), filed with the SEC by BlackRock. The address of BlackRock is 55 East 52nd Street, New York, New York 10055. According to the BlackRock 13G/A, BlackRock has sole voting power over 5,380,538 shares and sole dispositive power over 5,709,374 shares.

(2)	Based on information set forth in the Schedule 13G/A, filed February 9, 2018 (the “Vanguard 13G/A”), filed with the SEC by The Vanguard Group (“Vanguard”). The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. According to the Vanguard 13G/A, Vanguard has sole voting power over 74,580 shares, shared voting power over 4,762 shares, sole dispositive power over 3,271,101 shares and shared dispositive power over 76,442 shares.

(3)	Some of the Evercore LP Class A limited partnership units, shares of Class A common stock and shares of Class B common stock listed as beneficially owned by Mr. Altman are held by trusts benefiting his family and as to which Mr. Altman has voting and/or investment power. Mr. Altman disclaims beneficial ownership of the Evercore LP limited partnership units, shares of Class A common stock and shares of Class B common stock held by these trusts. Does not include 121,993 unvested RSUs granted to Mr. Altman under the 2006 Plan and the 2016 Plan.

(4)	Includes 1,295 unvested RSUs granted to each non-management director as director compensation that will vest within 60 days of April 23, 2018. Does not include, with respect to Sir Simon Robertson, 655 unvested RSUs grated to Sir Simon Robertson under the 2016 Plan.

(5)	100,000 of the 600,000 Evercore LP Class A limited partnership units reflected in the table above are held in trust for the benefit of Mr. Schlosstein’s family and as to which Mr. Schlosstein has voting and/or investment power. Mr. Schlosstein disclaims beneficial ownership of these limited partnership units. Does not include 104,755 unvested RSUs granted to Mr. Schlosstein under the 2006 Plan and the 2016 Plan.

(6)	Does not include 645,927 unvested RSUs granted to Mr. Weinberg under his RSU agreement dated November 15, 2016 and the 2016 Plan.

(7)	Does not include 90,879 unvested RSUs granted to Mr. Sibbald under the 2006 Plan and the 2016 Plan.

(8)	Does not include 38,476 unvested RSUs granted to Mr. Walsh under the 2006 Plan and the 2016 Plan.

(9)	Includes 1,884,326 Class E and 659,474 Class J limited partnership units held by Mr. Hyman through two corporations that he controls, ISI Holding, Inc. and ISI Holding II, Inc. ISI Holding, Inc. holds a total of 1,878,295 Class E Units, and also holds 657,364 Class J Units. ISI Holding II, Inc. holds a total of 6,031 Class E Units, and also holds 2,110 Class J Units. For more information, please see “Related Person Transactions and Other Information—Borrowings from and Transactions with Executive Officer.”

REPORT OF THE AUDIT COMMITTEE

The duties and responsibilities of the Audit Committee are set forth in our Audit Committee Charter which can be found on our website, www.evercore.com, under the “For Investors” link. The Audit Committee has:

•	selected the independent registered public accounting firm to audit our books and records;

•	reviewed and discussed our audited financial statements for 2017 with management and with Deloitte, our independent registered public accounting firm, and has held, as appropriate, executive sessions with Deloitte without the presence of management;

•	discussed with our independent registered public accounting firm the matters required by the applicable standards of the Public Company Accounting Oversight Board in Rule 3200T, including the quality of our accounting principles, the reasonableness of management’s significant judgments and the clarity of disclosures in the financial statements; and

•	received from Deloitte the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews our respective quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of:

•	our management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements, and other reports; and

•	the independent registered public accounting firm, which is engaged to audit and report on our and our subsidiaries’ consolidated financial statements and the effectiveness of our internal control over financial reporting.

Based on these reviews and discussions, and the reports of the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in our Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC.

Audit Committee:

William J. Wheeler, Chairman

Gail B. Harris

Willard J. Overlock, Jr.

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

PROPOSAL 3—RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte served as our independent registered public accounting firm for 2017. Our Audit Committee has selected Deloitte as our independent registered public accounting firm to perform the audit of our consolidated financial statements for 2018, as well as an audit of our internal control over financial reporting for 2018. Representatives of Deloitte are expected to be present at our Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Board Recommendation

The appointment of Deloitte as our independent registered public accounting firm is being submitted to our stockholders for ratification at the Annual Meeting. Our Board recommends that the stockholders vote “FOR” the ratification of the selection of Deloitte as our independent registered public accounting firm. The submission of the appointment of Deloitte is required neither by law nor by our Amended and Restated Bylaws. Our Board is nevertheless submitting it to our stockholders to ascertain their views. If our stockholders do not ratify the appointment, the selection of another independent registered public accounting firm may be considered by our Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Fees

The following table sets forth the aggregate fees earned by Deloitte for service provided to us in for 2017 and 2016:

	2017	2016
	(in thousands)
Audit Fees	$3,032	$3,042
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	6	6

Total	$3,038	$3,048

Audit Fees for 2017 include fees for the audit of the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, and professional services rendered for the audit and quarterly review of our consolidated financial statements. In addition, the fees include professional services for audit opinions issued related to statutory and regulatory filings in the United States, United Kingdom, Brazil, Mexico, Singapore and Hong Kong. The fees also include accounting consultations related to various transactions and assistance with various reviews of documents filed with the SEC.

All Other Fees include fees for subscriptions to Deloitte’s on-line accounting research tool and for participation in Deloitte-sponsored continuing educational programs.

Pre-Approval Policies and Procedures

Our Audit Committee does not permit the engagement of our auditors without pre-approval by the Audit Committee. The engagement of Deloitte for non-audit accounting and tax services is limited to circumstances where these services are considered integral to the audit services that Deloitte provides or where there is another compelling rationale for using Deloitte. All audit, audit-related and permitted non-audit services for which Deloitte was engaged for 2016 and 2017 were pre-approved by the Audit Committee in compliance with applicable SEC requirements.

STOCKHOLDER PROPOSALS AND NOMINATIONS

FOR 2019 ANNUAL MEETING

In order for a stockholder proposal to be included in our Proxy Statement to be issued in connection with our 2019 Annual Meeting, that proposal must be received by our Corporate Secretary no later than December 28, 2018 (which is 120 calendar days before the anniversary of the date this Proxy Statement was first mailed to stockholders).

In addition to including a proposal in our proxy materials, eligible stockholders may wish to submit director nominations and other proposals at the 2019 Annual Meeting. In order for such director nominations and other proposals to be deemed timely, such director nominations and other proposals must be received by our Corporate Secretary (A) no earlier than February 11, 2019 and no later than March 13, 2019 or (B) in the event that our 2019 Annual Meeting of stockholders is held prior to May 22, 2019 or after August 20, 2019, notice by the stockholder must be so received no earlier than the 120th day prior to such Annual Meeting and no later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made, and, in each case, must satisfy the notification, timeliness, consent and information requirements set forth in our Amended and Restated Bylaws.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other holders of record may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy materials may have been sent to multiple stockholders in your household. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other holder of record, or you may contact the Corporate Secretary. See “Annual Report and Corporate Secretary” for information on how to contact the Corporate Secretary.

OTHER MATTERS

Our Board does not know of any other matters that are to be presented for action at the Annual Meeting. Should any other matter arise at the Annual Meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Jason Klurfeld Corporate Secretary

Dated: April 27, 2018

GLOSSARY OF KEY DEFINED TERMS

2006 Plan	Amended and Restated 2006 Evercore Inc. Stock Incentive Plan

2016 Plan	Amended and Restated 2016 Evercore Inc. Stock Incentive Plan

Annual Meeting	2018 Annual Meeting of Stockholders

Annual Report	Annual Report to Stockholders for the fiscal year ended December 31, 2017

Beneficial owner	Stockholder of shares held in street name through a bank, broker or other holder of record

BlackRock	BlackRock, Inc.

Board	Board of Directors of Evercore

Broker non-vote	When the beneficial owner of stock held in street name does not provide the broker voting instructions with respect to proposals that are considered non-discretionary under current NYSE rules

Code	Internal Revenue Code of 1986, as amended

Company	Evercore Inc.

Deloitte	Deloitte & Touche LLP

Discovery Fund	Discovery Americas I L.P.

ECP II	Evercore Capital Partners II

EPS	Earnings Per Share

Evercore	Evercore Inc.

Evercore International	Evercore Partners International LLP

Evercore International Deed	Evercore Partners International’s Amended and Restated Limited Liability Partnership Deed, dated August 19, 2011

Evercore Mexico	Evercore Partners Mexico, S. de R.L.

Exchange Act	Securities Exchange Act of 1934, as amended

FASB ASC Topic 718	Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation

Form 10-K	Annual Report on Form 10-K for the fiscal year ended December 31, 2017

GCP II	Glisco Capital Partners II, L.P., formerly Evercore Mexico Partners II, L.P.

GCP III	Glisco Capital Partners III, L.P., formerly Evercore Mexico Partners III, L.P.

Glisco	Glisco Partners, Inc.

Glisco II	Glisco Partners II, L.P., formerly Evercore Mexico Capital Partners II, L.P.

Glisco III	Glisco Partners III, L.P., formerly Evercore Mexico Capital Partners III, L.P.

IPO	Evercore’s 2006 initial public offering

ISI	International Strategy & Investment Group

Lehman Brothers	Lehman Brothers Holdings Inc.

Lexicon	Lexicon Partnership LLP

NEO	Named Executive Officer

NYSE	New York Stock Exchange

Partnership Agreement	Seventh Amended and Restated Partnership Agreement of Evercore LP

Private Equity Funds	ECP II, the Discovery Fund, GMCP II and GMCP III

RSUs	Restricted stock units

Say on Pay	Non-binding, advisory stockholder vote on executive compensation

SEC	Securities and Exchange Commission

Securities Act	Securities Act of 1933, as amended

SMD	Senior Managing Director

STB	Simpson Thacher & Bartlett LLP

Stockholder of record	Stockholder with shares held in their name

Street name	Shares held through a bank, broker or other holder of record

Trilantic	Trilantic Capital Partners

Trilantic Funds	Trilantic IV and Trilantic V

Trilantic IV	Trilantic Capital Partners Associates IV L.P.

Trilantic V	Trilantic Capital Partners Associates V L.P.

TSR	Total shareholder return calculated 12/31 to 12/31 assuming reinvestment of dividends

U.S. GAAP, or GAAP	Generally accepted accounting principles in the United States of America

Voting Units	Evercore LP Class A, Class E, Class I, Class I-P, Class J, Class K and Class K-P limited partnership units.

Wellington	Wellington Management Group LLP

ANNEX A: U.S. GAAP RECONCILIATIONS

This Proxy Statement includes certain Adjusted measures that are calculated on a non-GAAP basis. We believe that these measures are useful to compare our results across several periods and facilitate an understanding of our operating results. We use these measures to evaluate our operating performance, and the Compensation Committee uses Adjusted measures as part of its assessment of the performance of our NEOs. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP, which are included in the reconciliations below. The U.S. GAAP and Adjusted results present the continuing operations of the Company.

U.S. GAAP RECONCILIATION TO ADJUSTED RESULTS

(UNAUDITED)

(dollars in thousands, except per share data)

	Twelve Months Ended December 31,
	2017	2016	2015	2014	2013	2012	2011	2010
Net Revenues - U.S. GAAP	$1,704,349	$1,440,052	$1,223,273	$915,858	$765,428	$642,373	$524,264	$375,905
Client Related Expenses (1)	(28,318)	(25,398)	(22,625)	(17,753)	(15,299)	(16,268)	(12,648)	(10,098)
Income (Loss) from Equity Method Investments (2)	8,838	6,641	6,050	5,180	8,326	4,852	919	(557)
Interest Expense on Debt (3)	9,960	10,248	9,617	8,430	8,088	7,955	7,817	7,694
Gain on Sale of Institutional Trust and Independent Fiduciary Business of ETC (4)	(7,808)	-	-	-	-	-	-	-
Foreign Exchange Losses from G5 Transaction (5)	16,266	-	-	-	-	-	-	-
Gain on Transfer of Ownership of Mexican Private Equity Business (6)	-	(406)	-	-	-	-	-	-
Other Purchase Accounting-related Amortization (7)	-	-	106	211	-	-	-	-
Adjustment to Tax Receivable Agreement Liability (8)	(77,535)	-	-	-	(6,905)	-	-	-
Equity Method Investment in Pan (16)	-	-	-	-	55	(90)	420	621
General Partnership Investments (17)	-	-	-	-	385	-	-	-
Net Revenues - Adjusted	$1,625,752	$1,431,137	$1,216,421	$911,926	$760,078	$638,822	$520,772	$373,565
Net Income from Continuing Operations - U.S. GAAP	$179,207	$148,512	$57,690	$107,371	$74,812	$39,479	$14,007	$20,126
Net Income Attributable to Noncontrolling Interest	(53,753)	(40,984)	(14,827)	(20,497)	(19,945)	(10,590)	(6,089)	(10,655)
Gain on Sale of Institutional Trust and Independent Fiduciary business of ETC (4)	(7,808)	-	-	-	-	-	-	-
Foreign Exchange Losses from G5 Transaction (5)	16,266	-	-	-	-	-	-	-
Gain on Transfer of Ownership of Mexican Private Equity Business (6)	-	(406)	-	-	-	-	-	-
Intangible Asset Amortization / Other Purchase Accounting-related Amortization (7)	9,411	11,020	14,229	3,033	328	3,676	7,176	2,208

	Twelve Months Ended December 31,
	2017	2016	2015	2014	2013	2012	2011	2010
Adjustment to Tax Receivable Agreement Liability and Income Taxes, Net (8)	50,529	(20,837)	(28,604)	(7,593)	(6,839)	(16,072)	(15,280)	(8,997)
Amortization of LP Units/Interests and Certain Other Awards (9)	11,444	80,846	83,673	3,399	20,026	20,951	24,220	20,821
IPO Related Restricted Stock Unit Awards (10)	-	-	-	-	-	-	11,389	-
Other Acquisition Related Compensation Charges (11)	-	-	1,537	7,939	15,923	28,163	14,618	-
Special Charges (12)	25,437	8,100	41,144	4,893	170	662	3,894	-
Professional Fees (13)	-	-	-	1,672	-	-	-	-
Acquisition and Transition Costs (14)	1,673	99	4,890	4,712	-	-	-	-
Fair Value of Contingent Consideration (15)	-	1,107	2,704	-	-	-	-	-
Equity Method Investment in Pan (16)	-	-	-	-	55	(90)	420	621
General Partnership Investments (17)	-	-	-	-	385	-	-	-
Noncontrolling Interest (18)	43,965	35,561	8,871	19,350	18,735	11,845	9,026	14,359
Net Income Attributable to Evercore – Adjusted	$276,371	$223,018	$171,307	$124,279	$103,650	$78,024	$63,381	$38,483
Diluted Shares Outstanding – U.S. GAAP	44,826	44,193	43,699	41,843	38,481	32,548	29,397	22,968
LP Units (19a)	5,885	7,479	9,261	5,929	6,926	10,040	12,391	16,454
Unvested Restricted Stock Units – Event Based (19a)	12	12	12	12	12	12	276	633
Acquisition Related Share Issuance (19b)	-	-	51	233	533	1,174	569	-
Diluted Shares Outstanding – Adjusted	50,723	51,684	53,023	48,017	45,952	43,774	42,633	40,055

Key Metrics: (a)
Diluted Earnings Per Share – U.S. GAAP (b)	$2.80	$2.43	$0.98	$2.08	$1.42	$0.89	$0.27	$0.41
Diluted Earnings Per Share – U.S. GAAP (b)	$5.45	$4.32	$3.23	$2.59	$2.25	$1.78	$1.48	$0.96

(a)	Reconciliations of the key metrics from U.S. GAAP to Adjusted results are a derivative of the reconciliations of their components.

(b)	For Earnings Per Share purposes, Net Income Attributable to Evercore Inc. is reduced by $68, $84, $84 and $74 of accretion for the twelve months ended December 31, 2013, 2012, 2011 and 2010, respectively, related to the Company’s noncontrolling interest in Trilantic Capital.

1.	Client related expenses, expenses associated with revenue sharing engagements with third parties and provisions for uncollected receivables have been reclassified as a reduction of revenue in the Adjusted presentation.

2.	Income (Loss) from Equity Method Investments has been reclassified to Revenue in the Adjusted presentation.

3.	Interest Expense on Debt is excluded from the Adjusted Investment Banking and Investment Management segment results and is included in Interest Expense in the segment results on a U.S. GAAP Basis.

4.	The gain resulting from the sale of the Institutional Trust and Independent Fiduciary business of ETC in the fourth quarter of 2017 is excluded from the Adjusted presentation.

5.	Release of cumulative foreign exchange losses resulting from the restructuring of our equity method investment in G5 in the fourth quarter of 2017 are excluded from the Adjusted presentation.

6.	The gain resulting from the transfer of ownership of the Mexican Private Equity business in the third quarter of 2016 is excluded from the Adjusted presentation.

7.	The exclusion from the Adjusted presentation of expenses associated with amortization of intangible assets and other purchase accounting-related amortization from the acquisitions of ISI, SFS, Lexicon, Protego, Braveheart and certain other acquisitions.

8.	Evercore is organized as a series of Limited Liability Companies, Partnerships, C-Corporations and a Public Corporation and therefore, not all of the Company’s income is subject to corporate level taxes. As a result, adjustments have been made to the Adjusted earnings to assume that the Company has adopted a conventional corporate tax structure and is taxed as a C-Corporation in the U.S. at the prevailing corporate rates and that all deferred tax assets relating to foreign operations are fully realizable within the structure on a consolidated basis. Excluded from the Company’s 2017 Adjusted results are adjustments related to the impact of the enactment of the Tax Cuts and Jobs Act that was signed into law on December 22, 2017, which resulted in a reduction in income tax rates in the U.S. in future years. The enactment of this tax reform resulted in a charge to the Provision for Income Taxes for the fourth quarter of 2017 of $143.3 million primarily resulting from the estimated re-measurement of net deferred tax assets, which relates principally to temporary differences from the step-up in basis associated with the exchange of partnership units, deferred compensation, accumulated other comprehensive income and depreciation of fixed assets and leasehold improvements. The tax reform also resulted in an estimated adjustment to Other Revenue of $77.5 million related to the re-measurement of amounts due pursuant to our tax receivable agreement, which was reduced due to the lower enacted income tax rates in the U.S. in future years.

9.	Expenses or reversal of expenses incurred from the modification of Evercore Class A LP Units and related awards, which primarily vested over a five-year period ending December 31, 2013, and the assumed vesting of Class E LP Units, Class G and H LP Interests and Class J LP Units issued in conjunction with the acquisition of ISI are excluded from the Adjusted presentation.

10.	Expenses incurred from the vesting of IPO related restricted stock unit awards relating to the June 2011 offering are excluded from the Adjusted presentation.

11.	Expenses for deferred consideration issued to the sellers of certain of the Company’s acquisitions are excluded from the Adjusted presentation.

12.

Expenses during 2017 related to a charge for the impairment of goodwill in the Institutional Asset Management reporting unit and a charge for the impairment of our investment in G5 in the second quarter and the sale of the Institutional Trust and Independent Fiduciary business of ETC during the fourth quarter. Expenses during 2016 related to a charge for the impairment of our investment in Atalanta Sosnoff during the fourth quarter. Expenses during 2015 primarily related to a charge for the impairment of goodwill in the Institutional Asset Management reporting unit and charges related to the restructuring of our investment in Atalanta Sosnoff during the fourth quarter, primarily related to the conversion of certain of Atalanta Sosnoff’s profits interests held by management to equity interests. Expenses during 2015 also include charges related to separation benefits and costs associated with the termination of certain contracts within the Company’s Evercore ISI business, as well as the finalization of a matter associated with the wind-down of the Company’s U.S. Private Equity business. Expenses during 2014 primarily related to separation benefits and certain exit costs related to combining the equities business upon the ISI acquisition and a provision recorded in 2014 against contingent consideration due on the 2013 disposition of Pan. Expenses during 2013 primarily related to the write-off of intangible assets from the Company’s acquisition of Morse, Williams and Company, Inc. Expenses during 2012 primarily related to charges incurred in connection with exiting facilities in the UK. Expenses during 2011 related to the charge associated with lease commitments for exited office space in conjunction with the acquisition of Lexicon as well as for an introducing fee in connection with the Lexicon acquisition.

13.	The expense associated with share-based awards resulting from increases in the share price, which is required upon change in employment status, is excluded from the Adjusted results.

14.	Primarily professional fees incurred, as well as the reversal of a provision for certain settlements in 2016 and costs related to transitioning acquisitions or divestitures.

15.	The expense associated with changes in the fair value of contingent consideration issued to the sellers of certain of the Company’s acquisitions is excluded from the Adjusted results.

16.	The Adjusted results from continuing operations exclude the Income (Loss) from our equity method investment in Pan.

17.	The write-off of General Partnership investment balances during the fourth quarter of 2013 associated with the acquisition of Protego.

18.	Reflects an adjustment to eliminate noncontrolling interest related to all Evercore LP partnership units which are assumed to be converted to Class A common stock in the Adjusted presentation.

19.	(a) Assumes the vesting, and exchange into Class A shares, of certain Evercore LP partnership units and interests and IPO related restricted stock unit awards and reflects on a weighted average basis, the dilution of unvested service-based awards in the Adjusted presentation. In the computation of outstanding common stock equivalents for U.S. GAAP net income per share, the Evercore LP partnership units are anti-dilutive and the IPO related restricted stock unit awards are excluded from the calculation prior to the June 2011 offering.

19.	(b) Assumes the vesting of all Acquisition Related Share Issuances and Unvested Restricted Stock Units granted to Lexicon employees in the Adjusted presentation. In the computation of outstanding common stock equivalents for U.S. GAAP, these Shares and Restricted Stock Units are reflected using the Treasury Stock Method.

VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received no later than the day before the meeting date. EVERCORE INC. ATTN: JASON KLURFELD, CORP. SEC. 55 EAST 52ND STREET, 38TH FLOOR NEW YORK, NY 10055 E46115-P06680 EVERCORE INC. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: ! ! ! 1. Election of Directors Nominees: 01) Roger C. Altman 02) Richard I. Beattie 03) Ellen V. Futter 04) Gail B. Harris 05) Robert B. Millard 06) Willard J. Overlock, Jr. 07) Sir Simon M. Robertson 08) Ralph L. Schlosstein 09) John S. Weinberg 10) William J. Wheeler 11) Sarah K. Williamson For Against Abstain The Board of Directors recommends you vote FOR the following proposals: ! ! ! 2. To approve, on an advisory basis, the compensation of our Named Executive Officers. ! ! ! 3. To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2018. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally, and all holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com. E46116-P06680 EVERCORE INC. Annual Meeting of Stockholders June 11, 2018 9:00 a.m. This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Jason Klurfeld and Ralph L. Schlosstein, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of EVERCORE INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. on June 11, 2018 at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Ave., New York, NY 10017, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The stockholder(s) acknowledge(s) receipt with this proxy of a copy of the Notice of Annual Meeting, Proxy Statement and Annual Report describing more fully the matters set forth herein. Continued and to be signed on reverse side